UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒Definitive Proxy Statement

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☐Soliciting Material under §240.14a-12

Summit Midstream Partners, LP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2024

Dear Fellow Summit Investors,

As we invite you to attend our virtual 2024 Annual Meeting, we thank you for your investment in Summit Midstream Partners and are pleased to provide you with a brief update on the Partnership.

Summit delivered solid financial and operating results in 2023, increasing adjusted EBITDA in 2023 compared to 2022, while also decreasing our total leverage ratio from 5.5x at year-end 2022 to 5.4x by December 31, 2023. During the year, we achieved several critical milestones:

•Integration of 2022 DJ Acquisitions. In 2023, we were focused on integrating and optimizing the acquired Outrigger DJ and Sterling DJ businesses (the “2022 DJ Acquisitions”). We completed multiple de-bottlenecking projects which we expect to drive meaningful operational and financial synergies in 2024 and beyond.

•Refinancing of 2025 Unsecured Notes. In November 2023, we issued a total of $209.5 million aggregate principal amount of unsecured notes (the “2026 Unsecured Notes”) in exchange for $180.0 million aggregate principal amount of existing senior unsecured notes due 2025 (the “2025 Unsecured Notes”) and $29.5 million in cash. The new cash investment was used to repurchase existing 2025 Unsecured Notes, leaving approximately $49.9 million of 2025 Unsecured Notes outstanding (collectively, the “Transactions”). The Transactions eliminate any material maturities until May 2026 and provide additional runway to continue to de-lever, optimize the base business and continue to pursue value-enhancing and leverage-accretive opportunities.

•Business Development Enhancing Customer Base and Contract Life. We executed multiple contract extensions and new contracts in 2023, including a 15-year contract extension dedicating more than 30,000 leased acres with a key customer in the Williston, a new 10-year take-or-pay contract behind our Double E Joint Venture, connecting a new 300 MMcf/d processing plant, and a new 15-year contract with over 25,500 dedicated acres in the condensate window behind our Ohio Gathering Joint Venture. We also commissioned the Buckeye Compression Project behind the Utica gathering system, resulting in an incremental compression fee.

•Strategic Alternatives Review. In October 2023, we announced that our board of directors (“Board”) launched a strategic alternatives review in which the Board considered a wide range of opportunities to maximize value for SMLP unitholders. The Board concluded the comprehensive review on March 22, 2024 and we announced on the same day:

•the sale of our Utica position for $625.0 million, subject to customary post-closing adjustments; and

•the Board’s belief that converting the Partnership to a C-Corp would best position us to maximize value by enhancing trading liquidity, greatly expanding the universe of potential investors and creating long-term tax advantages to our unitholders. The Board and management intend to seek approval from Summit unitholders to convert at a special meeting of the unitholders later this year.

At this year’s meeting, you will be asked to (1) elect two Class III directors to the Board, (2) ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024, and (3) approve an advisory resolution on our executive compensation. The Board unanimously recommends that you vote for each of the two nominees for director and approve each of the other proposals. Please read our proxy statement for further details about the proposals.

On or about April 9, 2024, we are sending limited partners who are holders of record at the close of business on March 18, 2024 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

Your vote is important to us and our business. Except for the proposal on the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024, your broker cannot vote your common units on your behalf until it receives your voting instructions. Whether or not you plan to attend the 2024 Annual Meeting, please submit your proxy with voting instructions as soon as possible. You may submit your proxy over the Internet or by mail. To vote your common units electronically during the virtual 2024 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

We appreciate your investment in the Partnership and look forward to your participation at the 2024 Annual Meeting in May.

Sincerely,

J. Heath Deneke
Chairman of the Board, President
and Chief Executive Officer of
Summit Midstream GP, LLC

NOTICE OF 2024 ANNUAL MEETING OF LIMITED PARTNERS

Date and Time:	May 9, 2024 at 2:00 p.m. Central Time
Place:

Our 2024 Annual Meeting of Limited Partners (the “2024 Annual Meeting”) will be held virtually via live webcast at https:// web.lumiagm.com/217371229 (password: summit2024). You will not be able to attend the 2024 Annual Meeting in person.

Participation:

Please see “Questions and Answers about the 2024 Annual Meeting” on page 2 for more information about attending the 2024 Annual Meeting, voting your common units representing limited partner interests in Summit Midstream Partners, LP (the “common units”) and submitting questions during the 2024 Annual Meeting.

Agenda:

(1)To elect two Class III directors to serve until our annual meeting of limited partners to be held in 2027 or until their successors are elected and have been qualified;

(2)To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;

(3)To approve an advisory resolution on executive compensation; and

(4)To transact any other business properly brought before the meeting or any adjournments thereof.

Record Date:

Only limited partners of Summit Midstream Partners, LP who are holders of record of our outstanding (as defined in our partnership agreement) common units, as of the close of business on March 18, 2024, are entitled to vote at the 2024 Annual Meeting.

Voting:

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the 2024 Annual Meeting, please submit your proxy with voting instructions as soon as possible.

•If you are a limited partner who is a holder of record, you may submit your proxy over the Internet or by mail as described on the proxy card.

•If you hold your common units through a broker or other nominee, please follow the instructions that you receive from your broker or other nominee to ensure that your common units are voted.

Submitting your proxy will not prevent you from attending the 2024 Annual Meeting and voting during the 2024 Annual Meeting.

On or about April 9, 2024, we are sending limited partners who are holders of record at the close of business on March 18, 2024 a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

By order of the Board of Directors,

James D. Johnston
Executive Vice President, General Counsel,
Chief Compliance Officer and Secretary of
Summit Midstream GP, LLC

Summit Midstream Partners, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

April 9, 2024

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Limited Partners to be Held on May 9, 2024:

Our proxy statement and our Annual Report on Form 10-K for the year ended
December 31, 2023 are available at www.astproxyportal.com/ast/23805.

SUMMIT MIDSTREAM PARTNERS, LP
910 Louisiana Street, Suite 4200
Houston, Texas 77002

PROXY STATEMENT
2024 ANNUAL MEETING OF LIMITED PARTNERS
May 9, 2024

INFORMATION ABOUT SUMMIT MIDSTREAM PARTNERS, LP

About SMLP

Summit Midstream Partners, LP, a Delaware limited partnership (including its subsidiaries, collectively, “we,” “our,” “us,” “SMLP,” or “the Partnership”), is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. Our common units representing limited partner interests in the Partnership (the “common units”) are listed and traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SMLP.”

The Partnership was formed in May 2012. The Partnership’s executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and can be reached by phone at (832) 413-4770. The Partnership also maintains regional field offices in close proximity to our areas of operation to support the operation and development of our midstream assets.

Our Business Strategies

We operate a differentiated midstream platform that is built for long-term, sustainable value creation. Our integrated assets are strategically located in production basins including the Williston, DJ, Marcellus, Barnett, Piceance and Permian. Our primary business objective is to maximize cash flow and provide cash flow stability for our stakeholders while growing prudently and profitably. We intend to accomplish this objective by executing the following strategies:

•Continuing to prioritize safe and reliable operations. We believe that providing safe, reliable and efficient operations is a key component of our business strategy. We place a strong emphasis on employee training, operational procedures and enterprise technology, and we intend to continue promoting a high standard with respect to the efficiency of our operations and the safety of all of our constituents.

•Capital structure optimization. We seek to maximize unitholder value. Our capital structure currently consists of common equity, preferred equity, and indebtedness that is comprised of debt securities and borrowings under our revolving credit facilities, a portion of which is secured by substantially all of the Partnership’s assets. We intend to optimize our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may pursue opportunistic capital markets transactions or asset divestitures with the objective of increasing long-term unitholder value.

•Portfolio management. We seek to maximize unitholder value by strategically managing our portfolio of midstream assets and allocating capital based on appropriate risk-informed cash flow assumptions. This may include opportunistic divestitures and acquisitions, re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities.

•Maintaining our focus on fee-based revenue with minimal direct commodity price exposure. We intend to maintain our focus on providing midstream services under primarily long-term and fee-based contracts. We believe that our focus on fee-based revenues with minimal direct commodity price exposure is essential to maintaining stable cash flows.

•Maintaining strong producer relationships to maximize utilization of all of our midstream assets. We have cultivated strong producer relationships by focusing on customer service and reliable project execution and by operating our assets safely and reliably over time. We believe that our strong producer relationships will create future opportunities to expand our midstream services reach and optimize the utilization of our midstream assets for our customers.

QUESTIONS AND ANSWERS ABOUT THE 2024 ANNUAL MEETING

Q1:Why am I receiving these materials?

A:On or about April 9, 2024, we are sending Unitholders (as defined herein) a set of our proxy materials, including our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023. On this date, you will have the ability to access all of our proxy materials over the Internet at www.astproxyportal.com/ast/23805.

We are providing these materials in connection with the solicitation by the Board of proxies to be voted at our 2024 Annual Meeting of Limited Partners (the “2024 Annual Meeting”) and any adjournments thereof. We will hold the 2024 Annual Meeting on May 9, 2024 at 2:00 p.m. Central Time via live webcast at https://web.lumiagm.com/217371229 (password: summit2024).

Q2:Who is soliciting my proxy?

A:The Board is sending you these materials in connection with its solicitation of proxies for use at the 2024 Annual Meeting. Certain of our directors, officers and employees and Morrow Sodali LLC (our proxy solicitor) may also solicit proxies on our behalf by mail, phone, fax or other electronic means, or in person.

Q3:Who is entitled to attend and vote at the 2024 Annual Meeting?

A:Limited partners of the Partnership who are holders of record of our outstanding common units (the “Voting Units”) at the close of business on March 18, 2024 (the “Unitholders”) are entitled to attend and vote on the matters presented at the 2024 Annual Meeting. The Unitholders will vote together as a single class and are entitled to one vote for each common unit held on the March 18, 2024 record date. On March 18, 2024, 10,422,175 common units were outstanding.

Q4:Which common units are considered “outstanding”?

A:“Outstanding” means, with respect to common units, all common units that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if any person or group, other than the General Partner and its affiliates, acquires beneficial ownership of 20% or more of the outstanding common units, the common units owned by such person or group will cease to be considered outstanding and will therefore lose all their voting rights with respect to the 2024 Annual Meeting. This loss of voting rights does not apply to persons who acquired such common units from affiliates of the Partnership, their transferees and persons who acquired such common units with the prior approval of the Board.

In addition, any common units held by the Partnership or a subsidiary of the Partnership are not considered outstanding with respect to voting under the Partnership Agreement. However, should such securities be transferred to an entity that is not a subsidiary of the Partnership, such common units would then be considered outstanding with respect to voting.

Q5:How do I participate in the virtual 2024 Annual Meeting?

A:The 2024 Annual Meeting will be held via live webcast. You will be able to attend the 2024 Annual Meeting, vote your common units and submit your questions during the meeting by visiting https://web.lumiagm.com/217371229 and entering the password (summit2024) and your control number found on your proxy card or voting instruction form.

Questions may be submitted during the 2024 Annual Meeting through https://web.lumiagm.com/217371229. Your questions must be confined to matters properly before the 2024 Annual Meeting and of general concern regarding the Partnership. If there are questions pertinent to matters properly before the 2024 Annual Meeting that cannot be answered during the meeting due to time constraints, we will post answers to a representative set of such questions at the “Investors” section at www.summitmidstream.com. The questions and answers will be available as soon as practicable after the meeting and will remain available until we file our 2025 Proxy Statement.

The 2024 Annual Meeting will begin at 2:00 p.m. Central Time. We encourage you to access the 2024 Annual Meeting before it begins. Online check-in will start approximately 60 minutes before the start of the meeting on May 9, 2024. If you have difficulty accessing or participating in the Annual Meeting, please visit https://www.lumiglobal.com/faq for help and support.

Other interested parties may listen to the 2024 Annual Meeting by visiting https://web.lumiagm.com/217371229 and logging in as a guest. Guests will be able to hear the 2024 Annual Meeting but will not be able to vote or ask a question during the meeting.

Q6:What constitutes a quorum to conduct business at the 2024 Annual Meeting?

A:Holders representing a majority of our outstanding common units (including outstanding common units deemed owned by the General Partner), present in person (virtually) or by properly submitted proxy, will constitute a quorum.

Your common units will be counted as present at the 2024 Annual Meeting if:

• you are present in person (virtually) at the meeting; or

• you have submitted a proxy over the Internet or by mail.

Proxies received but marked as abstentions and broker non-votes (described below) will be counted as present for purposes of determining whether a quorum has been achieved.

Q7:If my common units are held in street name by my broker or other nominee, will my broker or other nominee vote my common units?

A:If you own common units through a broker or other nominee, then your common units are held in that broker’s or nominee’s name and you are considered the beneficial owner of common units held in street name.

If a broker does not receive specific voting instructions from the beneficial owner, NYSE rules govern whether or not the broker is permitted to vote on the beneficial owner’s behalf. The NYSE has designated certain categories of proposals as “routine,” and brokers are permitted to vote on routine matters at their discretion. However, brokers are prohibited from voting on any matter deemed non-routine, which results in a “broker non-vote” for such proposal. A broker non-vote is treated as “present” for purposes of determining the existence of a quorum. If a non-routine proposal requires approval by the vote of a majority of the Voting Units, voting as a single class, entitled to vote, a broker non-vote constitutes, in effect, a vote against such proposal. However, if a proposal requires approval by a plurality of the votes cast, a broker non-vote has no effect on the outcome.

The election of two Class III directors (Proposal No. 1) and the approval of the advisory resolution on executive compensation (Proposal No. 3) are considered non-routine under applicable NYSE rules. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024 (Proposal No. 2) is a matter considered routine under applicable NYSE rules.

Q8:How do I vote my common units?

A:You may submit your proxy over the Internet or by mail. If you submit your proxy over the Internet or by returning a signed proxy card by mail, your common units will be voted as you indicate. If you sign your proxy card without indicating your vote, your common units will be voted in accordance with the recommendations of the Board.

To vote your common units electronically during the virtual 2024 Annual Meeting, you will need your control number found on your proxy card or voting instruction form.

Q9:What vote is required for each proposal and what is the recommendation of the Board?

A:The table below summarizes the recommendation of the Board, the vote required and the effect of abstentions and broker non-votes with respect to each proposal at the 2024 Annual Meeting.

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 1: Election of Directors	FOR each nominee	Plurality of the votes cast by the Unitholders	No effect on the vote with respect to this proposal	No effect on the vote with respect to this proposal
Proposal No. 2: Ratification of Independent Accounting Firm	FOR the ratification of the appointment of Deloitte & Touche LLP for 2024	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Voted at broker’s discretion; broker non-votes are not expected but common units not voted have the same effect as a vote against this proposal

Proposal	Board Recommendation	Vote Required When a Quorum is Present	Effect of Abstentions	Effect of Broker Non-Votes
Proposal No. 3: Approval of the Advisory Resolution on Executive Compensation(1)	FOR approval of the Advisory Resolution on Executive Compensation	Affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting	Same effect as a vote against this proposal	Same effect as a vote against this proposal

(1)As an advisory vote, the result of the vote on the advisory resolution on executive compensation is not binding on the Partnership, the Compensation Committee or the Board, whether or not the proposal is passed under the standards described above.

Q10:Can I change my vote after I have voted by proxy?

A:You may revoke a proxy at any time before voting is closed at the 2024 Annual Meeting by:

•submitting a written revocation to the Secretary of the General Partner at the address indicated on the cover page of this proxy statement (provided that revocation is received by the Secretary of the General Partner by 11:59 p.m. Eastern Time on May 8, 2024);

•submitting your valid, signed and later-dated proxy by mail (provided that later-dated proxy is received by 11:59 p.m. Eastern Time on May 8, 2024);

•submitting your valid proxy over the Internet by 11:59 p.m. Eastern Time on May 8, 2024; or

•voting during the 2024 Annual Meeting, as described in Q8 above.

If instructions to the contrary are not given, your common units will be voted as indicated on the proxy and your presence without voting during the 2024 Annual Meeting will not revoke your proxy.

Q11:What should I do if I receive more than one set of voting materials for the 2024 Annual Meeting?

A:You may receive more than one set of voting materials for the 2024 Annual Meeting, and the materials may include multiple proxy cards or voting instruction cards. If you hold common units in more than one brokerage account, you will receive voting materials for each account; further, if you hold common units directly, but in more than one name (e.g., Jane Smith and Jane A. Smith), you will receive voting materials for each variant. Please complete and submit each proxy card and voting instruction card that you receive, according to its instructions.

Q12:Who is paying the expense of soliciting proxies?

A:We pay the cost of soliciting proxies and holding the 2024 Annual Meeting. Morrow Sodali LLC will assist us in the distribution of proxy materials and the solicitation of votes for a fee of $12,500, as well as the reimbursement of out-of-pocket expenses. In addition to distributing the proxy materials, proxies may also be solicited by personal interview, phone and similar means by our, and our affiliates’, directors, officers or employees, who will not receive additional compensation for performing that service. We also will make arrangements with brokers, banks and other nominees for forwarding proxy materials to the beneficial owners of our common units, and we will reimburse them for any reasonable expenses that they incur.

Q13:Who do I contact if I have further questions about voting or the 2024 Annual Meeting?

A:You may contact our Investor Relations department at IR@summitmidstream.com or Morrow Sodali LLC at (800) 662-5200 (toll-free in North America) or +1 (203) 658-9400 (outside of North America) or by email at SMLP@info.morrowsodali.com.

CORPORATE GOVERNANCE

Board Leadership and Governance

The Partnership is managed by the directors and executive officers of Summit Midstream GP, LLC (the “General Partner”), a wholly owned subsidiary of the Partnership. The directors and officers of the General Partner perform all of our management functions, and we do not have directors or officers. However, for simplicity’s sake, in this proxy statement, we refer to the directors of the General Partner as our directors or our Board, and we refer to the officers of the General Partner as our officers.

Directors are appointed for a term of three years and hold office until their successors have been elected or qualified or until the earlier of their death, resignation, removal or disqualification. Officers serve at the discretion of the Board.

The Board is divided into three classes of directors. Two Class I directors were elected at our annual meeting of limited partners held in 2022 (the “2022 Annual Meeting”) to serve for a term that expires at our annual meeting of limited partners to be held in 2025 (the “2025 Annual Meeting”), three Class II directors were elected at our annual meeting of limited partners held in 2023 (the “2023 Annual Meeting”) to serve for a term that expires at our annual meeting of limited partners to be held in 2026 (the “2026 Annual Meeting”), and two Class III directors are serving a term that expires at the 2024 Annual Meeting. On February 23, 2023, the Partnership amended its Partnership Agreement to subject the President or Chief Executive Officer, in his capacity as a director, to public election by the limited partners as a Class II director. J. Heath Deneke, President and Chief Executive Officer (the “Chief Executive Officer” or “CEO”) of the General Partner, was appointed by the Board to serve as Chairman.

The Board is led by the Chairman of the Board. The Board does not have a policy regarding whether the roles of the Chief Executive Officer and the Chairman of the Board should be separate. The Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Partnership for the Board to make a determination on the matter when it elects a new Chief Executive Officer or at other times consideration is warranted by circumstances. Our Corporate Governance Guidelines provide for the selection of an independent director to serve as “Lead Director” if the positions of Chief Executive Officer and Chairman of the Board are combined. Effective January 1, 2022, the Board appointed Mr. James J. Cleary as the Lead Director to preside over any executive sessions at which the Chairman of the Board is not present and to serve as a liaison between the Board and stakeholders on investor matters.

The Board conducts its business through meetings of the Board and its committees. The Board has an Audit Committee, a Compensation Committee and a Nominating, Governance and Sustainability Committee, and may have such other committees as the Board shall determine from time to time.

The table below shows the current membership and chair of the Board and each standing committee of the Board, the director selected to serve as Lead Director of the Board, the class to which each director belongs, the independence determinations made by the Board with respect to each director and the number of Board and committee meetings held during 2023. Each member of the Board attended all of the quarterly meetings of the Board and his or her Board committees held during the period in which he or she was a member during 2023. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of the Board committees held during the period in which he or she was a member during 2023. All of the Board members are invited to attend the 2024 Annual Meeting.

Name	Board of Directors	Class	Audit Committee	Compensation Committee	Nominating, Governance and Sustainability Committee	Independent Director
James J. Cleary	Lead Director	Class III		Member	Member	Yes
J. Heath Deneke	Chair	Class II				No
Lee Jacobe	Member	Class I	Member	Chair		Yes
Robert J. McNally	Member	Class II	Member			Yes
Rommel M. Oates	Member	Class III			Member	Yes
Jerry L. Peters	Member	Class I	Chair		Member	Yes
Marguerite Woung-Chapman	Member	Class II		Member	Chair	Yes
Number of 2023 Meetings	10		4	5	5

Director Independence

The Board includes one member of management, Mr. Deneke, President and Chief Executive Officer of the General Partner, and six non-management directors. As a limited partnership, SMLP is not required by the NYSE to have a majority of independent directors. However, the Partnership Agreement and the Corporate Governance Guidelines require that each Board member, other than the President or Chief Executive Officer of the General Partner, if such officer is a director, meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder and by the NYSE. Under rules adopted by the NYSE, no Board member qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us. In evaluating each director’s independence, the Board considers all relevant facts and circumstances in making a determination of independence. In particular, when assessing the materiality of a director’s relationship with us, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In addition, the NYSE listing standards contain a list of several specific relationships that preclude independence. Furthermore, pursuant to the SEC independence standards for directors who serve on an audit committee of a board of directors, Board members may not (i) accept directly or indirectly any consulting, advisory or other compensatory fee from the Partnership or any subsidiary, other than payments for Board service and the receipt of fixed amounts of compensation, including deferred compensation, under a retirement plan for prior service with the Partnership, provided that such compensation is not contingent in any way on continued service; or (ii) be an “affiliated” person (as defined in Exchange Act Rule 10A-3) of the Partnership or any subsidiary.

As illustrated in the table above, the Board has determined that all of its six current non-management directors meet these applicable independence standards.

The Board has also determined that each of the current members of the Audit, Compensation and Nominating, Governance and Sustainability Committees are independent under the applicable NYSE listing standards and rules of the Securities and Exchange Commission (the “SEC”) and the Corporate Governance Guidelines. For further information about the committees, see “—Committees of the Board.”

Committees of the Board

Audit Committee

Mr. Jacobe, Mr. McNally and Mr. Peters serve as the members of the Audit Committee, with Mr. Peters serving as the chair of the committee. Mr. Peters qualifies as an audit committee financial expert within the meaning of the regulations of the SEC. All members of the Audit Committee are financially literate, in accordance with NYSE rules.

The Audit Committee assists the Board in its oversight of the integrity of the Partnership’s financial statements and its compliance with legal and regulatory requirements and corporate policies and controls. The Audit Committee has the sole authority to retain and terminate the Partnership’s independent registered public accounting firm, approve all auditing services and related fees and the terms thereof and pre-approve any non-audit services to be rendered by the Partnership’s independent registered public accounting firm. The Audit Committee is also responsible for confirming the independence and objectivity of the Partnership’s independent registered public accounting firm. The Audit Committee also discusses the Partnership’s major risk exposures with management, including those related to financial reporting and disclosure and cybersecurity, along with steps taken by management to monitor and control such exposures. The Partnership’s independent registered public accounting firm has unrestricted access to the Audit Committee.

The Audit Committee has adopted an Audit Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee

Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman serve as the members of the Compensation Committee, with Mr. Jacobe serving as the chair of the committee. The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s executive compensation policies and incentive plans. The Compensation Committee also makes recommendations to the Board regarding the compensation of the Partnership’s outside directors. The Compensation Committee may form and delegate authority to subcommittees. The Compensation Committee has adopted a Compensation Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Nominating, Governance and Sustainability Committee

Mr. Cleary, Mr. Oates, Mr. Peters and Ms. Woung-Chapman serve as the members of the Nominating, Governance and Sustainability Committee, with Ms. Woung-Chapman serving as the chair of the committee. The Nominating, Governance and Sustainability Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, assists the Board in selection of director nominees, oversees corporate governance principles, oversees the Partnership’s environmental, social and governance (“ESG”) matters and oversees the evaluation of the Board and management.

The Nominating, Governance and Sustainability Committee has adopted a Nominating, Governance and Sustainability Committee charter, which is publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Mr. Cleary, Mr. Jacobe and Ms. Woung-Chapman. During 2023, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Partnership served.

Furthermore, except for compensation arrangements disclosed in this proxy statement, we have not participated in any contracts, loans, fees or awards, and do not have any financial interests, direct or indirect, with any Compensation Committee member. In addition, none of our management or Board members are aware of any means, directly or indirectly, by which a Compensation Committee member could receive a material benefit from SMLP.

The Chief Executive Officer participated in his capacity as a director in the deliberations of the Board concerning named executive officer compensation and made recommendations to the Compensation Committee regarding named executive officer compensation but abstained from any decisions regarding his compensation.

Risk Oversight

The Board as a whole typically discusses and addresses our key strategic risks at its meetings over the course of each year, both as they relate to particular projects or other topics being considered by the Board and in their own right as a separate agenda topic. The Board’s discussions specifically include strategic planning, identifying and addressing our strategic risks and potential opportunities, and evaluating matters such as ESG reporting and sustainability. The Board also receives detailed reports from management regarding a variety of matters, including operational, health, safety and environmental, financial, legal, governance and cybersecurity matters, as applicable.

Each committee of the Board also reports to the Board on a regular basis, including as appropriate with respect to each committee’s risk oversight activities. For example, as applicable, the Board and the Audit Committee discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Audit Committee assists the Board in oversight of the integrity of SMLP’s financial statements and compliance with legal and regulatory requirements. The Audit Committee also reviews and assesses the performance of SMLP’s internal audit function and its independent registered public accounting firm. The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure and also oversees executive succession planning. The Nominating, Governance and Sustainability Committee oversees risks related to corporate governance, such as director independence, the effectiveness of the Board and committees and director nominations and oversees SMLP’s ESG matters and the sustainability report to be published by SMLP. We believe that the Board’s role in risk oversight is consistent with our leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing our risk exposure and the Board and its committees providing oversight in connection with those efforts.

Governance Documents

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that sets forth the Partnership’s policy with respect to business ethics and conflicts of interest. The Code of Business Conduct and Ethics is intended to ensure that the employees, officers and directors of the Partnership and its General Partner conduct business with the highest standards of integrity and in compliance with all applicable laws and regulations. It applies to the employees, officers and directors of the Partnership and its General Partner, including the principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions (the “Senior Financial Officers”). The Code of Business Conduct and Ethics also incorporates expectations of the Senior Financial Officers that enable the Partnership to provide accurate and timely disclosure in its filings with the SEC and other public communications. We will post information regarding any amendments to, or waivers of, the provisions of the Code of Business Conduct and Ethics applicable to the Senior Financial Officers at the website location referred to under “—Website Availability of Documents.”

Corporate Governance Guidelines

The Partnership’s Corporate Governance Guidelines provide guidelines for the governance of the Partnership. These guidelines establish, among other things, the requirements for the composition of the Board and the committees of the Board, the responsibilities of Board members and the requirements for meetings of the Board. The Corporate Governance Guidelines specifically provide, among other things, that (i) the independent members of the Board will select an independent director to serve as Lead Director to preside over any executive sessions at which the Chairman of the Board is not present, and (ii) interested parties may communicate directly with the General Partner’s independent Board members as set forth under “—Communications with the Board.”

Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units

We have established policies prohibiting our officers, directors and employees from purchasing or selling our securities while in possession of material, nonpublic information or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. All transactions in our securities by our directors, officers and certain employees must be precleared by the Chief Compliance Officer. Additionally, our directors, officers and certain employees are prohibited from trading in our securities for the period beginning one week before the end of any fiscal quarter of SMLP and ending two days after the public release of earnings data for such fiscal quarter. Our policies also call for our directors, officers and certain employees to avoid participating in transactions involving trading activities that, by their aggressive or speculative nature, may give rise to an appearance of impropriety. In addition, to the extent any directors, officers or certain other employees wish to sell our securities, we permit our directors, officers and certain employees to enter into pre-arranged trading plans that comply with Rule 10b5-1 under the Exchange Act, which, in addition to any requirements of applicable law, must be approved by the Chief Compliance Officer or his designee.

Website Availability of Documents

The following documents are publicly available on the Partnership’s website under the “Corporate Governance” subsection of the “Investors” section at www.summitmidstream.com:

•Audit Committee Charter

•Compensation Committee Charter

•Nominating, Governance and Sustainability Committee Charter

•Code of Business Conduct and Ethics

•Corporate Governance Guidelines

•Insider Trading Policy

•Whistleblower Policy

A printed copy of any of these documents is also available free of charge on written request to the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

Additionally, on July 1, 2023, we published our annual ESG Report, showcasing our commitment to core principles that drive operational excellence, sustainability and value for our business. These principles include prioritizing safe and reliable operations, minimizing our environmental impact, protecting our employees’ health and wellbeing, and following responsible and ethical business practices. Our ESG Report is available on our website and can be found at www.summitmidstream.com/esg.

Our website and the ESG Report are not part of this proxy statement and are not incorporated by reference into this proxy statement. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that our goals will be achieved.

Director Candidates

In selecting members of the Board, the Nominating, Governance and Sustainability Committee’s recommendation and the Board’s decisions take into account, in addition to the independence criteria:

•Personal and professional qualities, characteristics, attributes, accomplishments and reputation in the business community;

•Current knowledge and contacts in the communities in which the Partnership does business and in the Partnership’s industry or other industries relevant to the Partnership’s business;

•Ability and willingness to commit adequate time to Board and committee matters, including service on boards of other publicly-traded companies;

•The fit of the individual’s skills and personality, including with those of other Board members and potential Board members, to build a Board that is effective, collegial and responsive to the needs of the Partnership;

•Diversity of viewpoints, background, experience and other demographics as compared to those of other Board members and potential Board members; and

•Other relevant factors as the Board deems appropriate, including the current composition of the Board, the need for Audit Committee expertise and the Board’s evaluation of other director candidates.

The Nominating, Governance and Sustainability Committee has the sole authority to retain and terminate any director search firm to be used to identify director candidates.

Communications with the Board

Interested parties may communicate directly with the General Partner’s independent Board members by submitting a communication in an envelope marked “Confidential” addressed to the “Independent Members of the Board” in care of the Secretary of the General Partner at 910 Louisiana Street, Suite 4200, Houston, Texas 77002. Additional requirements for certain types of communications are set forth under “Additional Information—Advance Notice Required for Limited Partner Proposals and Nominations.”

PROPOSAL NO. 1
ELECTION OF DIRECTORS

(Item 1 on the Proxy Card)

The Board is divided into three classes of directors for purposes of election. Two Class III directors will be elected at the 2024 Annual Meeting to serve a three-year term that will expire at our annual meeting of limited partners to be held in 2027.

✓	The Board recommends that you vote “FOR” the nominees.

As described above under “Questions and Answers about the 2024 Annual Meeting,” the Partnership Agreement provides that the nominees for Class III director will be elected by a plurality of the votes cast by our Unitholders. Abstentions and broker non-votes will have no effect on the vote with respect to this proposal.

If any nominee is unavailable as a candidate at the time of the 2024 Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate any vacancy or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that the current nominees will be unable to serve.

Mr. Cleary and Mr. Oates are the nominees for election as Class III directors at the 2024 Annual Meeting. There is no family relationship among any of our executive officers or directors, and there is no arrangement or understanding between any director or other person pursuant to which the director was or is to be selected as a director or nominee.

Key Skills, Experience and Competencies of the Board

The Board collectively represents the following key skills, experience and competencies:

Board of Directors Skills, Experience and Competencies
Public Company Experience
Midstream Industry Experience
Energy Industry Experience
Finance and Accounting
Legal and Compliance
Operations and Engineering
Risk Management
Clean Energy Experience
Environmental and Sustainability

Information Concerning Nominees for Election as Class III Directors

The following sets forth information as of March 18, 2024 concerning the nominees for election as Class III directors at the 2024 Annual Meeting.

Age: 69 Class III Director: Term expires 2027 (if elected) Director Since: 2020 Committees: Compensation (Member); Nominating, Governance and Sustainability (Member)

James J. Cleary

Biographical Information:

Mr. Cleary has served as a director of the General Partner since June 2020 and was appointed Lead Independent Director in January 2022. Mr. Cleary serves on the Compensation and the Nominating, Governance and Sustainability Committees of the General Partner. Mr. Cleary has served as a Managing Director of Global Infrastructure Partners, a leading private equity infrastructure fund with over $100 billion under management and a focus on the energy, transport, digital and water/waste industries, since 2012. Prior to that, from 1999 until its acquisition by Kinder Morgan in 2012, Mr. Cleary served in various leadership roles for El Paso Corporation, a Fortune 500 energy company, including service as the President of Western Pipelines and President of the ANR Pipeline Company. From 1979 until 1999, Mr. Cleary served in various capacities of increasing responsibility with Sonat Inc., a Fortune 500 energy company, including service as the Executive Vice President & General Counsel of Southern Natural Gas Company, which was Sonat’s pipeline business. In addition to his experience as an executive, Mr. Cleary has had significant experience in the boardroom, having served on the board of the general partner of Access Midstream Partners, L.P., a large midstream master limited partnership, and since 2013 he has served on the board of directors of Gibson Energy, Inc., a Canadian public company that transports, stores, processes and markets crude oil and refined products in Canada and the United States. Mr. Cleary has made a personal retirement decision not to stand for reelection to Gibson Energy’s board at its next annual meeting on April 30, 2024. He also currently serves on the Board of Managers of Columbia Pipelines Holding Company, which directly owns and operates Columbia Pipelines Operating Company, LLC, Columbia Gas and Columbia Gulf pipelines. He has a B.A. in Sociology from the College of William & Mary and a J.D. from Boston College Law School.

Qualifications:

Mr. Cleary has valuable and extensive experience in the midstream industry, including executive and boardroom experience and leadership roles at a Fortune 500 energy company.

Age: 44 Class III Director: Term expires 2027 (if elected) Director Since: 2022 Committees: Nominating, Governance and Sustainability (Member)

Rommel M. Oates

Biographical Information:

Mr. Oates has served as a director of the General Partner since February 2022. Mr. Oates also serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Oates is the Founder, Chairman and Chief Executive Officer of Oates Energy Solutions LLC and Refinery Calculator Inc. Since May 2023, Mr. Oates is a member of Suburban Propane Partners, L.P.’s Board of Supervisors and serves as a member of its Audit Committee and Nominating and Governance Committee. Since 1999, Mr. Oates has been leading the transition to a sustainable future by using hydrogen as its main energy carrier. Mr. Oates has produced 18 patents in the field of hydrogen and is an expert in the area of hydrogen storage. Since 2014, Mr. Oates has served as a board member for the International Association of Hydrogen Energy. From 2015 to 2018, Mr. Oates served True North Venture Partners (an Ahearn, Walton, Cox family limited partnership entity) in several capacities. From 2015 to 2016, Mr. Oates held the role of Senior Director of Commercial Development for True North’s Management Partners team. From 2016 to 2018, Mr. Oates held executive leadership roles in sales, marketing and commercial development for TNVP’s portfolio company Aquahydrex Pty Ltd. From 2003 to 2015, Mr. Oates served in various capacities of increasing responsibility with Praxair Inc. (now Linde), including service as Director of Hydrogen and Carbon Monoxide Product Management, Sr. Account Director for Pipeline and On-Sites, General Business Manager of Praxair Electronics Houston and several Operations and Engineering roles. In addition, Mr. Oates holds an MBA and Master of Finance Degrees from Tulane University as well as a Bachelor of Science Degree (Pi Tau Sigma Honors) and Masters of Science Degree in Mechanical Engineering from the University of Miami, Florida.

Qualifications:

Mr. Oates brings a unique perspective to the Board with his extensive background in clean energy technology.

Information Concerning Other Directors

The following sets forth information as of March 18, 2024 concerning the Class I and Class II directors whose present terms of office will expire at the 2025 Annual Meeting and the 2026 Annual Meeting, respectively.

Age: 56 Class I Director: Term expires 2025 Director Since: 2019 Committees: Compensation (Chair); Audit (Member)

Lee Jacobe

Biographical Information:

Mr. Jacobe has served as a director of the General Partner since April 2019. Additionally, Mr. Jacobe serves as the chair of the Compensation Committee of the General Partner and serves on the Audit Committee of the General Partner. Mr. Jacobe is a founder and currently also serves as Executive Vice President, M&A and Corporate Development, of Manchester Energy, LLC, an EnCap Flatrock Midstream portfolio company. From 2019 through 2021, Mr. Jacobe served as an advisor with respect to energy investments for Kelso & Company, a New York based private equity firm. From 2008 through 2018, Mr. Jacobe was involved in various capacities at Barclays Investment Banking - Energy Group, including head of the firm’s midstream coverage effort, co-head of its US Oil & Gas group, and Vice Chairman of the firm. From 1993 through 2008, Mr. Jacobe was an investment banker in the energy group at Lehman Brothers, including serving as a managing director from 2001 to 2008. Mr. Jacobe began his investment banking career at Wasserstein Perella & Co. in 1990. He has a B.B.A., with a major in Finance, from the University of Texas at Austin.

Qualifications:

Mr. Jacobe has valuable and extensive experience in the energy banking sector, including a vast array of experience in corporate finance, capital structure and the evaluation of financial risks associated with publicly traded partnerships that invest in midstream infrastructure.

Age: 66 Class I Director: Term expires 2025 Director Since: 2012 Committees: Audit (Chair); Nominating, Governance and Sustainability (Member)

Jerry L. Peters

Biographical Information:

Mr. Peters has served as a director of the General Partner since September 2012. Additionally, Mr. Peters serves as the chair and financial expert of the Audit Committee of the General Partner and serves on the Nominating, Governance and Sustainability Committee of the General Partner. Mr. Peters served as the Chief Financial Officer of Green Plains Inc., a publicly traded vertically integrated ethanol producer, from June 2007 until his retirement in September 2017. In 2015, Mr. Peters was appointed Chief Financial Officer and Director of the general partner of Green Plains Partners LP, a publicly traded partnership engaged in fuel storage and transportation services. He retired from his role as Chief Financial Officer of the general partner of Green Plains Partners LP in September 2017 and resigned from the board of directors in January 2024. Prior to joining Green Plains, Mr. Peters served as Senior Vice President-Chief Accounting Officer for ONEOK Partners, L.P. from May 2006 to April 2007, as Chief Financial Officer of ONEOK Partners, L.P. from July 1994 to May 2006, and in various senior management roles of ONEOK Partners, L.P. from 1985 to May 2006. Prior to joining ONEOK Partners, Mr. Peters was employed by KPMG LLP as a certified public accountant from 1980 to 1985. In October 2017, Mr. Peters joined the board of the general partner of USA Compression Partners LP and served as chair and financial expert of the audit committee thereof. Mr. Peters resigned from the board of the general partner of USA Compression Partners LP in March 2018. Mr. Peters received an MBA from Creighton University with an emphasis in finance and a B.S. in Business Administration from the University of Nebraska-Lincoln.

Qualifications:

Mr. Peters’ extensive executive, financial and operational experience brings important and necessary skills to the Board.

Age: 50 Class II Director: Term expires 2026 Director Since: 2019 Committees: None

J. Heath Deneke

Biographical Information:

Mr. Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019. Prior to joining the General Partner, Mr. Deneke served as Executive Vice President, Chief Operating Officer for Crestwood Equity Partners LP and Crestwood Midstream Partners LP from August 2017 through April 2019. Previously, Mr. Deneke was the President, Chief Operating Officer of Crestwood’s Pipeline Services Group from June 2015 to August 2017, where he was responsible for the commercial development and operations of Crestwood’s midstream businesses, including assets in the Marcellus, Bakken, Powder River Basin, Niobrara, Utica, Delaware, Permian, Barnett, Granite Wash, Fayetteville and Haynesville shale plays. Prior to that, he served as President of Crestwood’s Natural Gas Business Unit from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Crestwood’s legacy business from August 2012 until October 2013. Prior to joining Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University.

Qualifications:

Mr. Deneke has valuable in-depth knowledge regarding our business, derived from his tenure as President and Chief Executive Officer of the General Partner, and provides experience and expertise drawn from his extensive service in executive and management roles in the midstream industry.

Age: 53 Class II Director: Term expires 2026 Director Since: 2020 Committees: Audit (Member)

Robert J. McNally

Biographical Information:

Mr. McNally has served as a director of the General Partner since May 2020 and also serves on the Audit Committee of the Board. In 2023, Mr. McNally joined Eco Material Technologies as their Chief Growth Officer. From November 2020 to July 2022, Mr. McNally also served as a director of Oasis Petroleum, where he served on the Audit & Reserves Committee and the Compensation Committee. Mr. McNally also serves as a director of PERMA-PIPE International Holdings, Inc., where he sits on the Audit, Compensation, and Nominating and Corporate Governance committees. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. He has a B.S. in Mechanical Engineering from University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business.

Qualifications:

Mr. McNally brings a wealth of executive management, operational and financial experience in the oil and gas industry to the Board.

Age: 58 Class II Director: Term expires 2026 Director Since: 2020 Committees: Nominating, Governance and Sustainability (Chair); Compensation (Member)

Marguerite Woung-Chapman

Biographical Information:

Ms. Woung-Chapman has served as a director of the General Partner since May 2020. Ms. Woung-Chapman also serves as the chair of the Nominating, Governance and Sustainability Committee of the General Partner and serves on the Compensation Committee of the General Partner. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung-Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. Ms. Woung-Chapman also serves on the Board of Texas Pacific Land Corporation, where she sits on the Board’s Audit Committee and Nominating and Governance Committee, and on the Board of Chord Energy, where she sits on the Board’s Compensation Committee as well as Chair of Nominating & Governance Committee. She was previously a director on the Board of Oasis Petroleum. Ms. Woung-Chapman was also previously the Chair of the Board of Directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center.

Qualifications:

Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, sustainability, regulatory, compliance, legal and business administration experience to the Board.

For detailed information regarding our directors’ respective holdings of our units, compensation and other arrangements, see “Security Ownership—Security Ownership of Certain Beneficial Owners and Management,” “Director Compensation” and “Certain Relationships and Related Party Transactions.”

EXECUTIVE OFFICERS

The officers of the General Partner perform all of our management functions, and we do not have officers.

The table below shows certain information for the executive officers of the General Partner as of March 18, 2024.

Name	Age	Position with Summit Midstream GP, LLC
J. Heath Deneke	50	Chairman of the Board, President and Chief Executive Officer
William J. Mault	38	Executive Vice President and Chief Financial Officer
James D. Johnston	54	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Matthew B. Sicinski	47	Senior Vice President and Chief Accounting Officer

J. Heath Deneke has been President and Chief Executive Officer and a director of the General Partner since September 2019 and currently serves as Chairman of the Board. Mr. Deneke’s biography and experience are included under “—Information Concerning Other Directors” above.

William J. Mault has been the Executive Vice President and Chief Financial Officer of the General Partner since February 2022. Mr. Mault has been with the General Partner since 2016 and has held various senior management roles at the General Partner, including Vice President of Corporate Development, Finance and Treasurer. Prior to joining the General Partner, Mr. Mault spent nearly 10 years in mergers and acquisitions and investment research capacities, most recently at SunTrust Robinson Humphrey (now Truist Securities). Mr. Mault has over 10 years of oil and gas industry experience, is a Chartered Financial Analyst® charterholder and holds a Bachelor of Business Administration, majoring in Banking, Finance and Economics, from Northwood University.

James D. Johnston has been the Executive Vice President, General Counsel and Chief Compliance Officer of the General Partner since September 2020 and the Secretary of the General Partner since March 2021. Prior to joining the General Partner, Mr. Johnston worked in the corporate legal department for Crestwood Equity Partners as Senior Vice President and General Counsel, after serving as Vice President, Deputy General Counsel at Crestwood. Prior to joining Crestwood in 2013, Mr. Johnston served as Assistant General Counsel for Kinder Morgan and in various legal and commercial roles of increasing responsibility at Kinder Morgan, El Paso Corporation and Sonat, Inc. from 1997 to 2013. Mr. Johnston holds a bachelor’s degree from Western University in Ontario, Canada and a Doctor of Jurisprudence from Samford University’s Cumberland School of Law in Birmingham, Alabama.

Matthew B. Sicinski has been the Senior Vice President and Chief Accounting Officer of the General Partner since February 2022. Mr. Sicinski joined the General Partner in February 2020 as Vice President and Chief Accounting Officer. Prior to joining the General Partner, Mr. Sicinski was the Vice President and Controller at Venari Resources and he spent over eight years at Southwestern Energy in multiple accounting, finance and commercial development roles. Additionally, Mr. Sicinski worked in the Houston offices of Arthur Andersen and Ernst & Young, most recently as a manager. Mr. Sicinski has over 20 years of oil and gas industry experience, is a Certified Public Accountant and received Bachelor of Business Administration and Master of Business Administration degrees in Accounting from Angelo State University. Mr. Sicinski is also a Lieutenant Commander in the United States Navy Reserve and a veteran of the Afghanistan War.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the compensation of certain of our executive officers in 2023, as reported in the Summary Compensation Table and other tables in this proxy statement.

In this CD&A, we review the compensation decisions, and rationale for those decisions, relating to our principal executive officer and the two next most highly compensated executive officers, who are referred to as the “Named Executive Officers” or “NEOs.”

The following describes the material elements of the Partnership’s executive compensation program for the NEOs for fiscal year 2023.

Named Executive Officer	Title
J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer
William J. Mault	Executive Vice President and Chief Financial Officer
James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

The NEOs are employees of Summit Operating Services Company, LLC (“Summit Operating”), a wholly owned subsidiary of the Partnership, and executive officers of the General Partner. As a result of the Partnership’s acquisition in 2020 of Summit Midstream Partners, LLC, the privately-held parent company of the General Partner, the Partnership pays for 100% of the NEOs’ compensation.

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans.

Compensation Philosophy and Objectives

Our compensation program is based on the philosophy that our executive management team should be aligned with our unitholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value in all business cycles, leading to unitholder value creation. Our overall compensation program is designed to achieve the following objectives:

•Attract and retain outstanding talent;

•Drive achievement of short-term and long-term goals;

•Reward successful execution of objectives;

•Reinforce our culture and leadership competencies;

•Advance our business strategy and create long-term value;

•Align our executives’ interests with the interests of our unitholders; and

•Discourage undue risk-taking.

We incorporate a pay-for-performance philosophy when designing executive compensation opportunities. Thus, a portion of an executive’s target compensation is performance-based through linkage to the achievement of safety, financial and other measures deemed to be drivers in the creation and preservation of unitholder value. While the allocation among the elements of total direct compensation may vary, a portion of the compensation opportunity available to each of our NEOs is, by design, tied to the Partnership’s annual and long-term performance.

The following table highlights some of the key features of our executive compensation program:

What We Do	What We Don’t Do
✓Target competitive compensation levels relative to peers, including performance-based and at-risk components	✗No guaranteed annual bonuses for NEOs
✓Evaluate the risk of our compensation programs	✗No excessive perquisites
✓Engage an independent compensation consultant for review and benchmarking of our compensation programs	✗No separate welfare benefit plans for NEOs
✓Mitigate excessive, undue risk-taking through the structure and design of our incentive compensation plans	✗Don’t grant single-trigger equity-based awards

2023 Business Highlights

Our business is focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins in the United States. We offer natural gas, crude oil and produced water gathering systems that generate revenue under primarily long-term and fee-based gathering agreements with our customers.

Demand for our services is influenced by the condition of the oil and gas industry and demand for fossil fuels. We operate in a market influenced by cyclicality in producer development plans, volatility in commodity prices, and a long-term trend toward sustainable forms of energy and policies that discourage longer-term investment in the fossil fuel industry.

In 2023, we completed integration of the 2022 DJ Acquisitions and opportunistically reduced the outstanding amount of our unsecured notes maturing in 2025. We intend to optimize our capital structure in the future by reducing our indebtedness with free cash flow, and when appropriate, we may continue to pursue opportunistic transactions, including acquisitions, divestitures, re-allocation of capital to new or existing areas, and development of joint ventures involving our existing midstream assets or new investment opportunities.

2023 Executive Compensation Highlights

The discussion set forth below in this CD&A describes the approach to executive compensation, and elaborates upon the various actions taken and adjustments made, with respect to our executive compensation program in 2023, the highlights of which include the following:

•Continued offering of salaries and other executive compensation at competitive levels as needed to attract and retain talent;

•At-risk compensation constituting a significant portion of overall executive compensation;

•Engagement of an independent compensation consultant to review and benchmark our executive compensation;

•Elimination of single-trigger vesting of long-term equity awards in connection with a change in control for long-term equity awards granted in 2023; and

•Introduction of performance-based vesting requirements for a significant portion of new long-term equity awards.

We believe that our 2023 executive compensation:

•Appropriately reflects SMLP’s financial performance for the year, as well as for longer-term value creation;

•Strives to create alignment of our NEOs’ interests with those of our unitholders;

•Includes an appropriate overall mix of short- and long-term incentives, and service-based and performance-based vesting requirements, to enhance unitholder value and motivate sustainable performance and decision-making;

•Takes into consideration the efforts, performance and successes of our NEOs in pursuing our business objectives in challenging market conditions;

•Advances our core business strategy; and

•Helps attract, motivate and retain the key talent needed to ensure SMLP’s long-term success.

Our Compensation Setting Process

The Compensation Committee establishes the target total direct compensation of our executives and administers other benefit programs. To assist with its oversight responsibilities, the Compensation Committee engages an independent compensation consultant (the “Compensation Consultant”) who provides the Compensation Committee with data, analysis and advice on the structure and level of executive compensation. The Compensation Consultant participates in Compensation Committee meetings and executive sessions of the Compensation Committee meetings as requested. The Compensation Consultant may work with our management on various matters for which the Compensation Committee is responsible. We consider the Compensation Consultant to be independent of the Partnership according to current NYSE listing requirements and SEC guidance. Willis Towers Watson has served as the Compensation Consultant since September 2019.

The exact level of targeted compensation for each NEO varies based on the individual’s role at SMLP, the individual’s experience and the individual’s contribution to our success. Partnership management, in consultation with the Compensation Committee chair and the Compensation Consultant, prepares materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee, including market data provided by the Compensation Consultant and recommendations of our CEO regarding compensation of the other executives. The Compensation Committee works with the Compensation Consultant to determine the compensation of our CEO.

Based on market data, which we use as a reference, we believe compensation for our NEOs is reasonably competitive with opportunities available to officers holding similar positions at comparable companies. We seek to set compensation levels for each element of total direct compensation based on our assessment of market practices at or near the median. The Compensation Committee adjusts target compensation for each NEO above or below the median, taking into consideration experience, performance, internal equity and other relevant circumstances.

Selection of Compensation Comparative Data

For benchmarking purposes, the Compensation Committee compares the total compensation for each NEO position to the compensation paid for similar positions by companies in our peer group. With input from the Compensation Committee and management, the Compensation Consultant evaluates companies to be included in the peer group and the methodology for selecting that peer group. As part of the process, the Compensation Consultant may consult with management to ensure that the most appropriate companies are selected, including from the perspective of similarity of business lines and competition for talent. The Compensation Committee then reviews and, as it may deem appropriate, approves the proposed peer group for the applicable compensation year.

In determining our peer group, we strive to define the market for our executive talent using a sizeable group of companies that are comparable to us in both line of business and size, as measured by revenues and other key financial characteristics. In addition, the Compensation Consultant provides data from industry-specific compensation surveys that provide an additional reference point and insight that helps support the compensation decision-making process. We believe that the compensation surveys and companies identified in our peer group constitute the best and most appropriate approach for benchmarking comparisons, which helps attract and retain highly qualified, experienced and technically proficient executives with well-developed management, operational and marketing skills needed to excel in our industry. The Compensation Committee will continue to review and monitor the peer group and its methodology on an annual basis and select peers based on appropriate screening criteria, metrics and competition for executive talent.

During the Compensation Committee’s annual review of executive compensation, the Compensation Consultant conducted a competitive assessment for similar types of positions comparable to SMLP’s direct peer companies and available survey data. For this assessment, information from peer company public filings was compiled, including public company proxy statements and annual reports on Form 10-K. The peer group used for 2023 executive compensation consisted of publicly traded midstream companies with whom we compete for executive talent.

The peer group comprised the following companies for 2023:

Archrock, Inc.	Magellan Midstream Partners, L.P.
Crestwood Equity Partners LP	NGL Energy Partners LP
DCP Midstream, LP	NuStar Energy, LP
DT Midstream, Inc.	Targa Resources Corp
EnLink Midstream, LLC	Tidewater Midstream and Infrastructure Ltd.
Equitrans Midstream Corporation	USA Compression Partners, LP
Genesis Energy, LP	USD Partners LP

Each year, the Compensation Committee reviews the companies in the peer group with its Compensation Consultant, making changes when appropriate, including for mergers and acquisitions that affect the availability and relevance of compensation information.

The compensation analysis encompassed the primary elements of total direct compensation, including annual base salary, annual short-term incentive and long-term incentive awards for the NEOs of these peer group companies. The Compensation Committee considered the information provided to ascertain whether the compensation of our NEOs is aligned with its compensation philosophy and competitive with the compensation for executive officers of the peer group companies. The Compensation Committee reviewed the compensation analysis to confirm our compensation programs were supporting a competitive total compensation approach that emphasizes incentive-based compensation and appropriately rewards achievement of our objectives. The Compensation Committee will continue to review and monitor the peer group and our methodology on an annual basis and will select peers based on appropriate screening criteria, metrics and competition for executive talent.

Elements of Executive Compensation

The primary elements of compensation for the NEOs for 2023 are base salary, annual incentive compensation and long-term compensation awards (subject to both service-based and performance-based vesting requirements) granted under the Partnership’s Long-Term Incentive Plan, as in effect from time to time and as may be amended (for purposes of this CD&A, the “SMLP LTIP”). The NEOs also receive certain retirement, health and welfare and additional benefits.

Our executive compensation program consists of the following primary elements:

Pay Element	Type	Form of Pay	Objective
Base Salary	Fixed	Cash	•Provides a minimum, fixed level of cash compensation. •Incentive compensation is calculated as a percentage of base salary.
Annual Incentive Compensation	At-Risk	Cash	•Ties NEO compensation to short-term financial and operational performance metrics.
Long-Term Incentive Plan Awards	At-Risk	Equity	•Motivates and rewards long-term value creation. •Serves as a retention tool for NEOs. •Aligns NEOs interests with investors’ interests.

We use each element of compensation to satisfy one or more of our stated compensation objectives. Our goal is to achieve the appropriate balance between short-term cash incentives for achievement of annual financial performance goals and long-term incentives to promote achievement of sustained value over the longer term and for retention purposes.

We believe that incentive awards based on Partnership equity serve to align the economic interests of our executive officers with those of the Partnership’s public unitholders. This alignment was enhanced in 2023 with approval of the new SMLP LTIP prior to the 2023 award cycle and the unit pool thereunder, which allowed us to grant the 2023 LTIP awards to our NEOs solely as phantom unit awards, rather than as a combination of phantom unit awards and dollar-denominated awards as was necessary since 2020 in recognition of the limited number of units available at such times under the prior SMLP LTIP. We believe that our phantom unit awards provide proper incentives to avoid undue risk taking while increasing long-term unitholder value. We also believe that these awards are an important retention tool with respect to our NEOs.

For 2023, the target total direct compensation for the NEOs as set by the Compensation Committee is summarized below. Each element is further discussed in this CD&A.

Name and Principal Position	Base Salary ($)(1)	2023 Target Annual Bonus: Percent of Base Salary (%)	2023 Target Annual Bonus Value ($)	2023 Target Annual LTIP Award: Percent of Base Salary (%)	2023 LTIP Target Award Value ($)	2023 Target Total Direct Compensation ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	650,000	150	975,000	400	2,600,000	4,225,000
William J. Mault Executive Vice President and Chief Financial Officer	336,000	100	336,000	220	739,200	1,411,200
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	386,000	100	386,000	220	849,200	1,621,200

(1)The amounts reported in this column reflect each NEO’s annualized base salary that went into effect as of February 23, 2023. Prior to such date, the NEO’s annualized base salaries were as follows: Mr. Deneke - $624,000; Mr. Mault - $300,000; and Mr. Johnston - $364,000.

Relative Size of Primary Elements of Compensation

We believe it is important for executive pay to be strongly linked to company performance. Our executive compensation program emphasizes the alignment of executive interests with those of unitholders to ensure accountability and sustained long-term company growth. Compensation for our NEOs is comprised of a fixed base salary plus a combination of annual cash and long-term equity incentives. The majority of our NEOs’ total direct compensation is variable, or at-risk, and dependent on the achievement of company performance goals and sustained tenure.

Our CEO’s compensation in 2023 was comprised of, at target, approximately 15% base salary, 23% annual incentive bonus (“annual bonus”) and 62% long-term incentive plan awards, amounting to approximately 85% at-risk compensation.

Our other NEOs’ compensation in 2023 was comprised of, at target, approximately 24% base salary, 24% annual bonus and 52% long-term incentive plan awards, amounting to approximately 76% at-risk compensation.

Base Salary

Base salary serves as the minimum, fixed level of cash compensation provided to NEOs and is designed to accurately reflect each NEO’s relative skills, experience and other contributions to the Partnership. The base salaries of our NEOs are reviewed annually by the Compensation Committee to determine the levels deemed necessary to attract and retain individuals with superior talent. That review is conducted in light of the Partnership’s performance, external market factors and any changes to other elements of compensation. We aim to pay base salaries for our executives near the median level compared to information provided by the Compensation Consultant, and to allow our executives to earn greater levels of short-term and long-term compensation only when our financial performance and unitholder returns warrant compensation at those higher levels.

The base salaries of our NEOs are set forth in the following table:

Name and Principal Position	2023 Base Salary ($)	2022 Base Salary ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	650,000	624,000
William J. Mault(2) Executive Vice President and Chief Financial Officer	336,000	300,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	386,000	364,000

In 2023, the Compensation Committee determined to make adjustments to the NEOs’ base salaries, as shown above, beginning on February 23, 2023 based on market data provided by the Compensation Consultant and the competitive market for talent that continued to exist.

Annual Incentive Compensation

We provide an annual bonus to drive the achievement of key business results and to recognize the NEOs based on their contributions to those results. The annual bonus plan is a cash-based incentive plan. Incentive amounts are intended to provide total cash compensation near the market range for executive officers in comparable positions when target performance is achieved. Annual bonus compensation levels are set above or below the market range to reflect actual performance results as appropriate when performance is greater or less than expectations. Pursuant to their employment agreements in effect in 2023, each NEO was eligible to receive an annual bonus payout ranging from 0% to, for Mr. Deneke, 300% of annual base salary and, for Messrs. Mault and Johnston, 200% of base salary, in each case as may be adjusted at the discretion of the Compensation Committee based on attainment of annual performance targets.

In early 2023, the Compensation Committee established the 2023 annual bonus plan target opportunities as a percentage of base salary for our NEOs. The 2023 target for Mr. Deneke was 150% of his base salary. For Messrs. Mault and Johnston, it was 100% of their base salaries.

Name and Principal Position	2023 Target Annual Bonus: Percent of Base Salary (%)	2023 Target Annual Bonus Value ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	150	975,000
William J. Mault Executive Vice President and Chief Financial Officer	100	336,000
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	100	386,000

The Compensation Committee establishes performance measures annually that align with our business strategy, as reflected in a corporate scorecard applicable to the senior leadership team (the “SLT Scorecard”) and in individual performance goals for each NEO. The amount of each NEO’s actual bonus earned is equal to the product of their target annual bonus, multiplied by the level of achievement of the SLT Scorecard, multiplied by the level of achievement of their individual performance goals.

The SLT Scorecard reflects our key business priorities, including financial goals; health, safety, environmental and regulatory (“HSER”) goals; and certain strategic initiatives and other key objectives for a given year. In 2023, the SLT Scorecard contained four factors, which are considered by the Board and management as key indicators of the successful execution of our business plan. Those factors were (i) adjusted EBITDA, (ii) goals for overall business development activity, (iii) generation of excess cash flow and (iv) HSER metrics.

In February 2024, the Compensation Committee and the Board reviewed the SLT Scorecard for 2023 and determined the level of achievement of each key factor. We exceeded our threshold goals for adjusted EBITDA and our target goals for (ii) overall business development activity and (ii) HSER metrics. We did not achieve our threshold goals for the generation of excess cash flow. These results yielded a calculated SLT Scorecard result of 80% of target. The 2023 goals and results for the SLT Scorecard factors are set forth in the following table:

2023 Factors	% Weight	2023 Goals			Percent Achieved	% Weighted Results for the Partnership
		Threshold	Target	Maximum
Adjusted EBITDA (in millions)(1)	25%	$255	$295 – 305	$335	39%	10%
Overall business development activity(2)	25%	Qualitative and quantitative assessment of completing certain strategic goals, including accretive acquisitions and/or divestitures and ESG commercialization strategies			150%(2)	38%
Excess Cash-Flow(3)	25%	Qualitative and quantitative assessment of excess cash flow generated by the business, with a 100% target of $105-115 million			0%(3)	0%
HSER metrics(4)	25%	Qualitative and quantitative goals covering workplace safety, reportable incidents, operational integrity, financial impact and training			129%	32%
SLT Scorecard performance weighted subtotal	100%					80%(5)

(1)Adjusted EBITDA is a non-GAAP financial measure and is a supplemental financial measure used by management in evaluating our financial performance. Please see “Non-GAAP Financial Measure—Adjusted EBITDA” included as Appendix A to this proxy statement for an explanation of how adjusted EBITDA is calculated and why we use adjusted EBITDA.

(2)Achievement of the overall business development goals is based on the Compensation Committee’s assessment of performance for 2023, for categories consisting of (i) continued development and optimization projects, (ii) securing additional contracts and plant connections for the Double E Pipeline, (iii) continuing to develop ESG and energy transition opportunities, and (iv) strategic transactions, including the pursuit of key strategic M&A initiatives.

(3)Calculation of excess cash flow is based on the sweep feature of the 2026 Secured Notes indenture. The excess cash flow achieved in 2023 equated to 0% of the target.

(4)Achievement of the HSER goals is based on the Compensation Committee’s assessment of performance for 2023, for categories consisting of (i) major incidents, (ii) total recordable incident rates, (iii) lost time incidents, (iv) spill intensity, (v) HSE training and (vi) reports resolved.

(5)The Compensation Committee approved an assessment of the Partnership’s overall performance at 80%.

Each NEO’s individual performance goals included their performance with respect to their applicable departmental functions, their contributions to the Partnership’s and their department’s performance, their individual leadership capabilities and their contributions towards strategic initiatives. The annual bonuses paid to each NEO were approved by the Compensation Committee, as further described below.

Mr. Deneke’s annual bonus reflects the SLT Scorecard’s 80% achievement and 95% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Deneke’s driving the culture of safety and compliance that contributed to HSER achievements, leading the Company’s commercial and business development activities, and overseeing the Board and management’s review of strategic alternatives.

Mr. Mault’s annual bonus reflects the SLT Scorecard’s 80% achievement and 115% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Mault’s leading the refinancing of 2025 senior unsecured notes that eliminated material debt maturities until May 2026 and the successful integration of the December 2022 acquisition of Outrigger and Sterling assets with the Company’s assets in the DJ basin.

Mr. Johnston’s annual bonus reflects the SLT Scorecard’s 80% achievement and 100% achievement of his individual performance goals. In determining the level of achievement of his individual performance goals, the Compensation Committee noted Mr. Johnston’s overseeing the Company’s HSER, HR, ESG/Sustainability reporting, legal, and regulatory accomplishments in 2023.

Name and Principal Position	2023 Annual Bonus Payout ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	741,000
William J. Mault Executive Vice President and Chief Financial Officer	309,120
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	308,800

Long-Term Equity-Based Compensation Awards

The General Partner and the common unitholders of the Partnership approved the SMLP LTIP, pursuant to which eligible officers (including the NEOs), employees, consultants and directors of the General Partner and its affiliates are eligible to receive awards with respect to our equity interests, thereby linking the recipients’ compensation directly to the value of our common units and enhancing our ability to attract and retain superior talent. The SMLP LTIP provides for the grant, from time to time at the discretion of the Board or the Compensation Committee, of a dollar-denominated award, unit awards, restricted units, phantom units, unit options, unit appreciation rights, distribution equivalent rights, profits interest units and other unit-based awards. The approval of the new SMLP LTIP in 2022 and the unit pool thereunder allowed us to grant the 2023 LTIP awards to our NEOs solely as phantom unit awards, rather than as a combination of phantom unit awards and dollar-denominated awards as was necessary in prior years in recognition of the limited number of units available at such times under the prior SMLP LTIP.

The SMLP LTIP is designed to promote our interests, as well as the interests of our unitholders, by aligning the interests of our eligible employees (including the NEOs) and directors with those of common unitholders, as well as by strengthening our ability to attract, retain and motivate qualified individuals to serve as directors and employees. Awards under the SMLP LTIP are typically granted once per fiscal year (during the quarterly period ending March 31st).

2023 Awards

SMLP LTIP award guidelines were determined using the Compensation Consultant’s analysis for individuals in comparable positions and an analysis of the scope of their roles and duties. These guidelines set an annual long-term incentive award target in the amount of 400% of base salary for Mr. Deneke and 220% of base salary for Messrs. Mault and Johnston in 2023.

Effective March 15, 2023, the Board approved a grant of phantom units to each of Messrs. Deneke, Mault and Johnston, in line with the annual award guidelines. In consultation with the Compensation Consultant, the Compensation Committee determined that, consistent with the practices of the Company’s peer companies, phantom units should be granted subject to both performance-based and service-based vesting conditions. Consistent with Summit, companies in our compensation peer group are generally using a combination of performance-based and time-based awards. As this was the Company’s first year granting performance-based equity awards, the Compensation Committee determined that forty percent (40%) of the phantom units award will vest based on the achievement of the performance measures over a three-year performance period, as discussed below, and the remaining sixty percent (60%) of the phantom unit award will vest ratably subject to continued service over a three-year period. Holders of phantom units are entitled to distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date. The Compensation Committee selected equity awards with three-year service-based and performance-based vesting requirements to foster increased unit ownership by the NEOs, as a retention incentive for continued employment with the Partnership and to continue to align our NEOs’ interests with the interests of our unitholders.

To calculate the number of phantom units granted to each NEO, in February 2023, the Compensation Committee determined the dollar amount of the long-term incentive compensation award and that 40% of such value would be granted in the form of phantom units subject to performance-based vesting requirements and 60% of such value would be granted in the form of phantom units subject to service-based vesting requirements and then granted the number of phantom units that had a fair market value equal to the determined value, based on the market price for a unit of common equity. Phantom unit awards granted under the SMLP LTIP in 2023 were as follows:

Name and Principal Position(1)	2023 Target Annual LTIP Award: Percent of Base Salary (%)	2023 Performance-based Phantom Units Awarded (#)(2)	2023 Time-based Phantom Units Awarded (#)	2023 SMLP LTIP Award Value ($)(2)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	400	60,030	90,045	2,401,200
William J. Mault Executive Vice President and Chief Financial Officer	220	17,086	25,628	683,424
James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	220	19,625	29,380	784,080

(1)The Compensation Committee determined the number of phantom units awarded under the SMLP LTIP on February 20, 2023 based on a per unit volume-weighted average closing price of approximately $17.3246 for the three trading days immediately preceding the grant date.

(2)The number and value of performance-based phantom units are included in this table at target performance.

Performance-based Phantom Units

The performance-based phantom units will vest to the extent the following performance measures are met over the three-year period beginning January 1, 2023 and ending December 31, 2025 (the “performance period”):

•Leverage ratio, weighted 50%

•Relative unitholder return, weighted 50%

As shown in the table below, payouts can range from 0% to 200% of the target number of phantom units.

Payout Percentage	0%	50%	100% (Target)	200%
Leverage Ratio	Greater than or equal to 5.50x	5.0x	4.5x	Less than or equal to 3.75x
Relative Total Unitholder Return	0th Percentile	25th Percentile	50th Percentile	75th Percentile or greater

The leverage ratio is based on the ratio of (i) Consolidated Net Debt as of the end of the performance period to (ii) EBITDA for the period of the four consecutive fiscal quarters most recently ended as of the calculation date. Such ratio will be calculated in accordance with terms of the Loan and Security Agreement, dated as of November 2, 2021 (which is filed as Exhibit 10.43 to our Annual Report on Form 10-K for the year ended December 31, 2023, the “Credit Agreement”) for the calculation of “Total Net Leverage Ratio” as defined therein. Consolidated Net Debt and EBITDA will have the applicable meaning ascribed thereto in the Credit Agreement.

The Company’s relative unitholder return will be compared to the total unitholder or total shareholder return, as applicable, of a performance peer group comprised of Archrock, Inc. Crestwood Equity Partners LP, DCP Midstream, DT Midstream Inc., LP, EnLink Midstream LLC, Equitrans Midstream Corp., Genesis Energy LP, Magellan Midstream Partners LP, NGL Energy Partners LP, NuStar Energy LP, Targa Resources Corp., USA Compression Partners LP and USD Partners LP. Total returns will be calculated as (i) the sum of (a) the average fair market value of a common unit or share of common stock, as applicable, at the end of the performance period plus (b) any dividends paid over the performance period, divided by (ii) the average fair market value of a share of common stock, as applicable, at the beginning of the performance period; where the average fair market value as of a given date will be the volume-weighted average price of a common unit or common share, as applicable, during the 20 consecutive trading days ending on and including such date. Companies in the performance peer group that, during the performance period, have undergone an acquisition, merger or other corporate transaction pursuant to which they are not the surviving entity will be removed from the peer group.

The performance-based phantom units granted to the NEOs in 2023 are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the NEO’s employment other than for cause, (ii) a termination of the NEO’s employment by the NEO for good reason or (iii) a termination of the NEO’s employment by reason of the NEO’s death or disability. As described in more detail in the “—Potential Payments” section below, depending on the timing of such terminations, the performance-based phantom units will either vest at the time of termination, with the performance measures deemed met at the target level, or will remain outstanding and eligible to vest in accordance with their terms, as discussed below in the “—Potential Payments” section below.

In the event of a change in control, the performance measures associated with the performance-based phantom units will be scored based on the level of performance achieved during the period beginning on the first day of the performance period and ending on the latest practicable date prior to the change in control. If the performance-based phantom units, as scored, are not continued, assumed, substituted or replaced with an award that is either based (i) on shares of common stock or common units that are traded on a national securities exchange and are registered under the Securities Exchange Act of 1934, as amended, or (ii) on a U.S. dollar-denominated cash award, in each case, that has no less than equivalent economic value as immediately prior to the change in control, such performance-based phantom units will become vested in connection with the change in control. Any continued, assumed, substituted or replaced performance-based phantom units remain subject to accelerated vesting provisions described in the paragraph above.

Time-based Phantom Units

The time-based phantom units will vest one-third on each of the first three anniversaries following the date of grant.

The time-based phantom units are subject to accelerated vesting on the occurrence of any of the following events: (i) a termination of the NEO’s employment other than for cause, (ii) a termination of the NEO’s employment by the NEO for good reason or (iii) a termination of the NEO’s employment by reason of the NEO’s death or disability.

In the event of a change in control, the time-based phantom units will become vested only to the extent they are not continued, assumed, substituted or replaced as described above in the “Performance-based Phantom Units” section, and like the performance-based phantom units, if continued, assumed, substituted or replaced, the time-based phantom units will remain subject to the accelerated provisions described in the paragraph above.

Prior Year Awards

Due to the limited number of units available under the SMLP LTIP at the time of grant, awards granted under the SMLP LTIP in 2020, 2021 and 2022 were granted, in part, in the form of a cash retention bonus. The 2020 and 2021 awards vested and vest ratably over a three-year period, and the 2022 awards vested and vest 20%, 60% and 20% over a three-year period. To continue to align the interests of the Partnership’s senior management with our unitholders, following the approval of the new SMLP LTIP in 2022 (and the additional units available thereunder), in November 2022, the Compensation Committee approved a program pursuant to which each member of the Partnership’s senior management, including the NEOs, were given the opportunity to forfeit a portion of each outstanding vesting tranche of cash retention bonus awards previously granted in exchange for phantom units generally subject to the same terms and conditions (the “cash-to-phantom program”). A maximum of 300,000 phantom units were made available by the Compensation Committee under the cash-to-phantom program.

To the extent not forfeited pursuant to the cash-to-phantom program, (i) the final one-third of the 2020 awards, the second one-third of the 2021 awards and the first 20% of the 2022 awards vested in 2023, (ii) the remaining one-third of the 2021 awards and an additional 60% of the 2022 awards will vest in 2024, and (iii) the remaining 20% of the 2022 awards will vest in 2024.

Retirement, Health and Welfare and Additional Benefits

Our NEOs receive few perquisites or additional benefits. The NEOs are eligible to participate in such employee benefit plans and programs we offer to our employees, subject to the terms and eligibility requirements of those plans, and receive some additional benefits pursuant to the terms of their employment agreements.

401(k) Plan

The NEOs are eligible to participate in a tax qualified 401(k) defined contribution plan to the same extent as all of our other employees. In 2023, we made a fully vested matching contribution on behalf of each of the 401(k) plan’s participants up to 5% of such participant’s eligible salary for the year.

Health Savings Account Program

The NEOs are eligible to participate in a tax qualified health savings account (“HSA”) if they are enrolled in the available high-deductible health plan. The HSA is a tax-free savings account owned by an individual and can be used to pay for current or future qualified medical expenses. Participants determine how much to contribute, when and how to spend the money on eligible medical expenses, and how to invest the balance. The balance remains in the account and is not subject to forfeiture. The Partnership makes annual contributions to all HSA-eligible employees who enroll in and contribute to an HSA. In 2023, we made tax-free HSA contributions of $600 to each of Messrs. Deneke, Mault and Johnston.

Unitholder Outreach and Engagement

Following our 2023 annual unitholder meeting, we reviewed the voting results as well as reports published by proxy advisory firms to gain an initial understanding of areas of focus and we reached out to shareholders to invite feedback and discussion. As described above, in 2023, our long-term incentive plan introduced awards denominated in units (rather than a combination of units and cash) and subject to both performance-based and time-based vesting requirements (rather than solely time-based requirements), to more closely aligning the interests of our eligible employees (including the NEOs) and directors with those of common unitholders.

Employment Agreements

In February 2023, each NEO’s employment agreement with Summit Operating was amended and restated. Elements of the NEOs’ total direct compensation are subject to periodic review and may be adjusted accordingly by the Compensation Committee.

Messrs. Deneke’s and Johnston’s amended and restated employment agreements have an effective date of February 23, 2023 and an initial term that expired on September 4, 2023 and Mr. Mault’s amended and restated employment agreement has an effective date of February 23, 2023 and an initial term that expires on January 30, 2024. The terms of each of Messrs. Deneke’s, Mault’s and Johnston’s amended and restated employment agreements are subject to automatic extension for successive one-year periods, unless either party gives notice of non-extension to the other no later than 30 days prior to the expiration of the then-applicable term.

Mr. Deneke’s employment agreement provides for an annual base salary of $650,000, a performance-based bonus ranging from 0% to 300% of base salary, with a target of 150% of base salary, and an annual equity award under the SMLP LTIP with a target value of 400%, provided that such value may vary in the Board’s discretion based on Mr. Deneke’s or our performance prior to each grant. Messrs. Mault’s and Johnston’s employment agreements provide for an annual base salary of $336,000, for Mr. Mault, and $386,000, for Mr. Johnston, a performance-based bonus ranging from 0% to 200% of base salary, with a target of 100% of base salary, and an annual equity award under the SMLP LTIP with a target value of 220%, provided that such value may vary in the Board’s discretion based on our performance or Mr. Mault’s and Mr. Johnston’s respective performance prior to each grant.

In addition, Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide for reimbursement of certain business expenses incurred in connection with their employment, including company-paid tax preparation and advisory services of up to $12,000 per year, and Mr. Deneke’s employment agreement also provides for Young Presidents Organization membership dues of up to $15,000 per year.

Messrs. Deneke, Mault and Johnston are each entitled to receive a prorated annual bonus (based on target) if any of their employment is terminated (i) by either Messrs. Deneke, Mault or Johnston, as applicable, with good reason, or by us without cause (each a “Qualifying Termination”), (ii) as a result of a non-extension of the term by us (an “Employer Nonrenewal”), or (iii) due to death or disability, paid as a lump sum within 60 days of termination, subject, in the event of a Qualifying Termination, Employer Nonrenewal or disability to the applicable NEO’s execution and nonrevocation of a release of claims.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide for a cash severance payment upon a termination resulting from an Employer Nonrenewal or a Qualifying Termination, subject to the execution and nonrevocation of a release of claims within 60 days following their termination. Such severance payment will be equal to, for Mr. Deneke, three times, and for Mr. Mault and Mr. Johnston, two and one-half times the sum of (a) each of their respective annual base salaries and (b) the higher of each of their respective target annual bonuses and the annual bonuses actually paid to each in respect of the year immediately preceding their termination. The severance payment will be paid in equal installments generally over the period beginning on the date of their termination and ending on its first anniversary. Messrs. Deneke, Mault and Johnston would also be entitled to subsidized COBRA coverage for the lesser of the time during which they are eligible for COBRA coverage and 18 months. Messrs. Deneke’s, Mault’s and Johnston’s employment agreements provide that if following any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment, we discover that grounds for a termination for “cause” existed at the time of their termination, Messrs. Deneke’s, Mault’s or Johnston’s termination of employment will be recharacterized a termination for cause and any payment or benefit received in connection with their termination (whether or not pursuant to their employment agreements) shall be repaid, and they will not be eligible for any remaining severance payment or benefits under their employment agreements.

The amended and restated employment agreements generally define good reason as any of Messrs. Deneke’s, Mault’s or Johnston’s termination of employment within ninety days after the occurrence of (i) a material diminution in their authority, duties or responsibilities; (ii) a material diminution in the aggregated total of their base salary, target bonus opportunity and annual target long-term incentive award opportunity (provided that such target opportunity may vary year-to-year based upon each of Messrs. Deneke’s, Mault’s or Johnston’s, or our performance prior to such grant); (iii) a material change in the geographic location at which they must perform their services under the agreement; or (iv) any other action or inaction that constitutes a material breach of the employment agreement by us. For Mr. Deneke, good reason also includes a change in Mr. Deneke’s reporting relationship resulting in Mr. Deneke no longer reporting directly to the Board or if he is not elected as a director.

Following any termination of employment due to an Employer Nonrenewal or Qualifying Termination, Messrs. Deneke, Mault and Johnston will be subject to a post-termination non-competition covenant through the first anniversary of termination unless any of Messrs. Deneke, Mault or Johnston elect to forego any portion of his severance payment in exchange for a waiver of the corresponding non-competition period. Following Messrs. Deneke’s, Mault’s or Johnston’s termination of employment for any reason, Messrs. Deneke, Mault and Johnston will be subject to a one-year post-termination non-solicitation covenant.

Messrs. Deneke’s, Mault’s and Johnston’s employment agreements also provide that, in the event of a change in control, (1) all equity awards granted to them under the SMLP LTIP prior to the effective date of their amended and restated employment agreement and held by them as of immediately prior to a change in control of the Partnership or the General Partner will become fully vested immediately prior to the change in control and (2) if any portion of the payments or benefits provided to Messrs. Deneke, Mault or Johnston in connection with a change in control becomes (whether or not pursuant to their employment agreements) subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to any of Messrs. Deneke, Mault or Johnston.

Hedging Policy

Our Insider Trading Policy calls for all members of the Board and all of our officers and employees to ordinarily avoid engaging in speculative trading, including the purchase of put or call options or the writing of such options. For more information on our Insider Trading Policy, see “Corporate Governance—Governance Documents—Prohibition on Insider Trading and Avoidance of Speculative Trading in SMLP Units.”

Equity Holding Guidelines

We believe that equity-based compensation aligns the economic interests of our directors and certain executive officers with those of common unitholders. In accordance with this goal, the Board has approved and adopted equity holding guidelines for our directors and certain executive officers as described below.

Position	Value of SMLP Unit Holdings
Non-Employee Members of the Board of Directors	3x annual cash retainer
Chief Executive Officer	3x base salary
Chief Financial Officer	3x base salary
Chief Accounting Officer	2x base salary
Executive Vice President, General Counsel and Chief Compliance Officer	3x base salary

The holdings of the directors and executive officers subject to the equity holding guidelines were measured initially on March 31, 2022 and then annually based on the volume weighted average trading price for the five days ending on and including December 31 (the “Measurement Date”). Individuals subject to the equity holding guidelines are encouraged to meet the applicable guidelines by the Measurement Date on which such individual’s total prior LTIP grants made after such individual’s appointment to the position equals or exceeds the value applicable to such individual’s position as listed above. Individuals subject to the equity holding guidelines are expected to retain 100% of any units of common equity received from LTIP grants after appointment to the position until and unless they hold sufficient equity to meet the guidelines. As of December 31, 2023, each of the directors and executive officers subject to the equity holding guidelines exceeded (or was on track to exceed within the required time set forth in the guidelines) the equity holding set forth in the guidelines. The ownership levels for each of our directors and NEOs as of December 31, 2023, based on a volume-weighted price per unit of $18.1677, is set forth in the table below:

Name	Unit Holdings	Current Multiple	Required Multiple
James J. Cleary	23,628	5.05x annual cash retainer	3x annual cash retainer
Lee Jacobe	32,310	6.91x annual cash retainer	3x annual cash retainer
Robert J. McNally	23,628	5.05x annual cash retainer	3x annual cash retainer
Rommel M. Oates(1)	12,794	2.73x annual cash retainer	3x annual cash retainer
Jerry L. Peters	33,658	7.19x annual cash retainer	3x annual cash retainer
Marguerite Woung-Chapman	23,628	5.05x annual cash retainer	3x annual cash retainer
J. Heath Deneke	511,122	14.29x base salary	3x base salary
William J. Mault	97,750	5.29x base salary	3x base salary
James D. Johnston	114,630	5.40x base salary	3x base salary

(1)Mr. Oates was appointed to the Board on February 28, 2022, and as of December 31, 2023, his total 2022 and 2023 LTIP grants had not yet met his required multiple, but after his 2024 LTIP grant (which was comprised of 6,581 units granted on January 18, 2024), Mr. Oates has met his required multiple within the timeframe specified in the guidelines.

For purposes of satisfying the guidelines, the following are considered equity holdings of an individual:

•common units owned outright (whether certificated, book-entry or held in street name), including units owned jointly with a spouse (including domestic partners under state law);

•common units owned (whether certificated, book-entry or held in street name) separately by a spouse (including domestic partners under state law) or children under the age of 21 that share the individual’s household;

•common units held in an individual retirement account;

•common units held in a private foundation or charitable trust, in each case established by the individual or where the individual serves as a trustee or director; and

•unvested LTIP grants held by the individual.

Impact of Accounting and Tax Treatments

In developing the compensation packages for our NEOs, we consider the potential accounting and tax implications thereof, but we balance such implications with our need to attract and retain talented management. While we consider the impact of Section 409A of the Internal Revenue Code and aim to structure our NEOs’ and other key employees’ compensation arrangements to be exempt from or compliant with the requirements thereunder, and while we consider the availability of tax deductions related to our NEOs’ and other key employees’ compensation, we do not provide Section 409A tax gross-ups in the event of adverse tax consequences thereunder nor do we view the deductibility of such compensation (or limitations thereon) as material compared to our ability to attract and retain key employees integral to the achievement of our business initiatives.

Risk Assessment Relative to Compensation Programs

The Compensation Committee manages risk as it relates to our compensation plans, programs, and structure (collectively, our “Compensation Practices”). The Compensation Committee meets with management to review whether any aspect of our Compensation Practices creates incentives for our employees to take inappropriate risks that could materially adversely affect the Partnership.

Our compensation policies contain a number of features that reflect sound risk management practices. Our compensation programs balance short- and long-term objectives, mitigating the potential incentive for unwarranted risk-taking for short-term, unsustainable results. Furthermore, the metrics we use to assess performance for our incentive compensation programs are broadly tailored to avoid distorting our NEOs’ incentives in pursuit of specific or individual performance goals. Our annual incentive compensation program is also capped, therefore not allowing for unlimited cash payouts.

Accordingly, we believe that the compensation practices for our NEOs and other employees are appropriately structured and do not pose a material risk to the Partnership. We believe these compensation practices are designed and implemented in a manner that does not promote excessive risk-taking that could damage the value of the Partnership or provide compensatory rewards for inappropriate decisions or behavior.

COMPENSATION COMMITTEE REPORT

The Compensation Committee provides oversight, administers and makes decisions regarding the Partnership’s compensation policies and plans. Additionally, the Compensation Committee generally reviews and discusses the Compensation Discussion and Analysis with senior management of the Partnership as a part of the Partnership’s governance practices. Based on this review and discussion, the Compensation Committee has recommended to the Board of the General Partner that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Lee Jacobe (Chair)
James J. Cleary
Marguerite Woung-Chapman

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2023, 2022 and 2021, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus (Cash Retention) ($)(1)	Equity Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
J. Heath Deneke(5) Chairman of the Board, President and Chief Executive Officer	2023	650,000	1,012,417	2,628,414	741,000	48,814	5,080,645
	2022	624,000	627,752	797,884	1,614,600	167,930	3,832,166
	2021	600,000	252,753	1,531,500	1,125,000	52,577	3,561,830

William J. Mault(6) Executive Vice President and Chief Financial Officer	2023	336,000	248,115	748,095	309,120	23,032	1,664,362
	2022	300,000	98,116	238,896	598,500	45,417	1,280,929

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2023	386,000	264,042	858,364	308,800	34,181	1,851,387
	2022	364,000	525,417	246,682	600,600	38,232	1,774,931
	2021	350,000	400,000	512,195	437,000	31,675	1,730,870

(1)For 2023, the amounts shown reflect (i) the portion of the cash retention component of the LTIP awards granted to Messrs. Deneke and Mault in 2020 and to the NEOs in 2021 and 2022, in each case, that was not foregone as part of the 2022 cash-to-phantom program and that became vested in 2023 and (ii) for Messrs. Deneke and Johnston, the value of (a) the phantom unit awards granted under the 2022 cash-to-phantom program that vested in 2023 and (b) the amount by which the grant date fair value of such units exceeded the amount of the cash retention component foregone. For 2022 and 2021, the amounts shown reflect the portion of the cash retention components that became vested in 2022 and 2021, respectively.

(2)Amounts shown reflect the grant date fair value of the phantom unit awards granted to the NEOs pursuant to the annual LTIP program in 2023, 2022 and 2021, respectively, in accordance with FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), with phantom units subject to performance-based vesting conditions valued based on probable performance as of the grant date. Assuming maximum performance, the grant date fair value of phantom units subject to performance-based vesting conditions would be: Mr. Deneke - $2,375,387; Mr. Mault - $676,093; and Mr. Johnston - $776,569. The amounts shown for 2022 do not reflect the grant date fair value of the phantom unit awards granted to the NEOs pursuant to the cash-to-phantom program as the portion of the grant date fair value of the cash-to-phantom units that replaced the NEOs’ foregone cash retention component are or will be reflected in the “Bonus” column of the Summary Compensation Table in the years such awards vest.

(3)Amounts shown represent the incentive bonus earned under the Partnership’s annual incentive bonus program in the fiscal year indicated but paid in the following fiscal year.

(4)The Company makes contributions to the Named Executive Officer’s health savings accounts and pays all employees, including the Named Executive Officers, a holiday bonus. Additionally, the amounts in this column include the following:

Name	Medical Insurance Premium ($)(a)	Individual Tax Preparation ($)	401(k) Plan Employer Contributions ($)
J. Heath Deneke	16,637	14,577	16,500
William J. Mault	5,432	—	16,500
James D. Johnston	16,581	—	16,500

(a)Includes employer-paid medical and dental premiums.

(5)Mr. Deneke, the President and Chief Executive Officer, also served as a member of the Board but did not receive any additional compensation for serving on the Board.

(6)Mr. Mault was not a Named Executive Officer prior to 2022.

Grants of Plan-Based Awards for Fiscal Year 2023

The following table sets forth information concerning annual incentive awards and phantom unit awards granted to the Partnership’s NEOs in fiscal year 2023.

Name	Grant Date	Committee Action Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Unit Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Heath Deneke	3/15/2023	2/20/2023	—	975,000	1,950,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	60,030	120,060	—	1,187,694
	3/15/2023	2/20/2023	—	—	—	—	—	—	90,045	1,440,720
William J. Mault	3/15/2023	2/20/2023	—	336,000	672,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	17,086	34,172	—	338,047
	3/15/2023	2/20/2023	—	—	—	—	—	—	25,628	410,048
James D. Johnston	3/15/2023	2/20/2023	—	386,000	772,000	—	—	—	—	—
	3/15/2023	2/20/2023	—	—	—	—	19,625	39,250	—	388,284
	3/15/2023	2/20/2023	—	—	—	—	—	—	29,380	470,080

(1)Represents annual incentive opportunities that may be awarded pursuant to the Partnership’s annual incentive program for the year ended December 31, 2023 with payment based upon the Partnership’s achievement of pre-established performance goals and other factors. For additional information, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Incentive Compensation.”

(2)Represents the number of performance-based phantom units (with distribution equivalent rights) under the SMLP LTIP that may be earned if the target and maximum performance levels are met. As discussed above in “Compensation Discussion and Analysis—Elements of Executive Compensation—Long-Term Equity-Based Compensation Awards, the performance-based phantom units do not provide for threshold performance levels, but are scored based on straight-line interpolation between levels of performance.

(3)Amounts shown represent the fair value of the award on the date of the grant, in accordance with FASB ASC Topic 718. For the assumptions made in valuing these awards, see Note 15 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.

(4)Represents the number of service-based phantom units with distribution equivalent rights under the SMLP LTIP.

Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards for Fiscal Year 2023 Table

A description of material factors necessary to understand the information disclosed in the tables above with respect to salaries, bonuses, equity awards, non-equity incentive plan compensation and all other compensation can be found in the CD&A that precedes these tables.

Outstanding Equity Awards at Fiscal Year-End 2023

The following table presents information regarding the outstanding equity awards held by the Partnership’s NEOs at December 31, 2023.

		Unit Awards
Name	Grant Date	Number of Phantom Units That Have Not Vested (#)(1)		Market Value of Phantom Units That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
J. Heath Deneke	3/15/2023	—		—	60,030	(3)	1,075,137
	3/15/2023	90,045	(4)	1,612,706	—		—
	12/9/2022	103,973	(5)	1,862,156	—		—
	12/9/2022	19,456	(6)	348,457	—		—
	3/14/2022	35,868	(7)	642,396	—		—
	2/17/2021	25,000	(8)	447,750	—		—

William J. Mault	3/15/2023	—		—	17,086	(3)	306,010
	3/15/2023	25,628	(4)	458,997	—		—
	12/9/2022	31,129	(5)	557,520	—		—
	12/9/2022	2,432	(6)	43,557	—		—
	3/14/2022	10,739	(7)	192,335	—		—
	2/17/2021	1,041	(8)	18,644	—		—

		Unit Awards
Name	Grant Date	Number of Phantom Units That Have Not Vested (#)(1)		Market Value of Phantom Units That Have Not Vested ($)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
James D. Johnston	3/15/2023	—		—	19,625	(3)	351,484
	3/15/2023	29,380	(4)	526,196	—		—
	12/9/2022	16,072	(5)	287,850	—		—
	12/9/2022	3,253	(6)	58,261	—		—
	3/14/2022	11,089	(7)	198,604	—		—
	2/17/2021	8,361	(8)	149,746	—		—

(1)Phantom units granted to the NEOs vest as described below, subject to continued employment, and accelerated vesting as provided in the applicable award agreement. The NEOs also receive distribution equivalent rights for each phantom unit, if applicable, providing for a lump sum payment equal to any accrued distributions from the grant date of the phantom units to be paid in cash upon the vesting date.

(2)Amounts were calculated using the closing price of SMLP’s publicly traded common units ($17.91) on December 29, 2023, the last trading day of the year.

(3)Represents the performance-based phantom units granted to the NEOs in 2023, which vest based on the extent to which the associated performance measures are achieved at the end of a three-year period. The amounts set forth in the table above represent the number of phantom units that may vest based on the target level of performance.

(4)Represents the time-based phantom units granted to the NEOs in 2023, which vest ratably over a three-year period with the first tranche scheduled to vest on the first anniversary of the grant date.

(5)Represents the unvested portion of the phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2022 annual LTIP award in connection with the cash-to-phantom program, which vest approximately 75% and 25% on each of March 15, 2024 and March 15, 2025.

(6)Represents the unvested portion of the phantom units received in exchange for the cancellation of all or a portion of the cash retention component of the 2021 annual LTIP award in connection with the cash-to-phantom program. These phantom units vest on March 15, 2024.

(7)Represents the unvested portion of the phantom units granted to the NEOs in 2022, which vest approximately 50% on each of March 15, 2024 and March 15, 2025.

(8)Represents the unvested portion of the phantom units granted to the NEOs in 2021, which vest on March 15, 2024.

Phantom Units Vested for Fiscal Year 2023

The following table represents information regarding the vesting of phantom units during the year ended December 31, 2023 with respect to the Partnership’s NEOs.

	Phantom Units
Name	Number of Phantom Units Vested (#)(1)	Value Realized on Vesting ($)(2)
J. Heath Deneke	131,233	2,099,728
William J. Mault	7,786	124,576
James D. Johnston	21,177	338,832

(1)Represents the number of phantom units that vested in 2023.

(2)Represents the value of the phantom units that vested in 2023. The value of the phantom units that vested was calculated using the closing price of SMLP’s publicly traded common units at the date of vesting.

Pension Benefits

Currently, the Partnership does not sponsor or maintain a pension or defined benefit program for its NEOs. This policy may change in the future.

Potential Payments upon Termination or Change in Control

SEC regulations require us to disclose potential payments to an NEO in connection with his or her termination or a change of control of SMLP. The following table sets forth information concerning potential amounts payable to the NEOs upon termination of employment under various circumstances, and upon a change in control, if such event took place on December 31, 2023.

Name and Principal Position	Triggering Event	Salary ($)(1)	Bonus ($)(1)	Pro-Rata Bonus ($)(2)	Health Benefits ($)(3)	Acceleration of Unvested LTIP Awards ($)(4)	Total ($)
J. Heath Deneke Chairman of the Board, President and Chief Executive Officer	Termination by Reason of Death or Disability	—	—	975,000	—	6,023,254	6,998,254
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	1,950,000	4,843,800	975,000	33,493	6,023,254	13,825,547
	Change in Control	1,950,000	4,843,800	975,000	33,493	6,023,254	13,825,547

William J. Mault Executive Vice President and Chief Financial Officer	Termination by Reason of Death or Disability	—	—	336,000	—	1,586,500	1,922,500
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	840,000	1,496,250	336,000	11,159	1,586,500	4,269,909
	Change in Control	840,000	1,496,250	336,000	11,159	1,586,500	4,269,909

James D. Johnston Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	Termination by Reason of Death or Disability	—	—	386,000	—	1,950,066	2,336,066
	Termination Without Cause, Resignation for Good Reason or Nonextension of Term by Partnership	965,000	1,501,500	386,000	33,663	1,950,066	4,836,229
	Change in Control	965,000	1,501,500	386,000	33,663	1,950,066	4,836,229

(1)The NEOs’ employment agreements provide that upon an Employer Nonrenewal or a Qualifying Termination, the NEOs will receive a severance payment equal to, for Mr. Deneke, three times, and for Messrs. Mault and Johnston, two and one-half times, the sum of their respective annual base salary and the higher of their respective target annual bonus and the annual bonus actually paid to them in respect of the immediately preceding year.

(2)The NEOs’ employment agreements provide that the NEOs are entitled to receive a prorated annual bonus (based on target) if their employment is terminated by reason of death or disability or as a result of an Employer Nonrenewal or a Qualifying Termination.

(3)The NEOs’ employment agreements provide that the NEOs are entitled to subsidized COBRA coverage for the lesser of the time during which he is eligible for COBRA coverage and 18 months.

(4)Amounts represent the value of (a) the phantom units and (b) the cash retention component, in each case, that vests upon the occurrence of the triggering event. The value of the phantom units was calculated using the closing price of SMLP’s publicly traded common units on December 29, 2023.

•Unvested equity awards and cash retention components granted to the NEOs prior to February 2023 will immediately vest upon a termination without cause or by reason of death or disability, upon a change in control, or, if provided in the individual award agreement, upon a termination for good reason.

•In the event of a termination of employment, unvested equity awards granted in February 2023 will vest as follows: (i) unvested time-based awards will immediately vest upon a Qualifying Termination or a termination of employment by reason of death or disability; (ii) unvested performance-based awards will vest upon a Qualifying Termination in the first or second year of the performance period or upon a termination of employment by reason of death or disability prior to the end of the performance period, in each case, with the performance measures deemed met at the target level, and (iii) unvested performance-based awards will remain outstanding and eligible to vest in accordance with their terms at the end of the performance period upon a Qualifying Termination in the third year of the performance period or upon a termination of employment by reason of death or disability on or following the last day of the performance period.

•In the event of a change in control, unvested equity awards and cash retention components granted to the NEOs in February 2023 will vest in connection with a change in control only if not continued, assumed, substituted or replaced with an award that is either based (i) on shares of common stock or common units that are traded on a national securities exchange and are registered under the Securities Exchange Act of 1934, as amended, or (ii) on a U.S. dollar-denominated cash award, in each case, that has no less than equivalent economic value as immediately prior to the change in control. Where such unvested equity awards are so continued, assumed, substituted or replaced, the phantom units will remain outstanding subject to their terms, with the performance measures associated with the performance-based phantom units scored based on the level of performance achieved during the period beginning on the first day of the performance period and ending on the latest practicable date prior to the change in control and, regardless of whether time-based or performance-based, such phantom units will otherwise remain subject to the accelerated vesting provisions upon a Qualifying Termination or termination of employment by reason of death or disability. For purposes of this table, it is assumed that the Company undergoes a change in control on December 31, 2023 and the NEOs’ undergo a Qualifying Termination.

(5)If any portion of the payments or benefits provided to the NEOs in connection with a change in control becomes subject to the excise tax under Section 4999 of the Internal Revenue Code, then the payments and benefits will be reduced to the extent such reduction would result in a greater after-tax benefit to Messrs. Deneke, Mault and Johnston, respectively. Receipt of these separation payments and benefits are subject to the execution of a release of claims, compliance with restrictive covenant provisions and the payment timing and terms, as applicable, as described in “Compensation Discussion and Analysis—Employment Agreements.”

CEO Pay Ratio

The following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for our last completed fiscal year.

For 2023, we determined our median employee by ranking our employees (other than the CEO) employed as of December 31, 2023 (the “determination date”) by the sum of each employee’s annualized base salary, his or her actual cash bonus received in 2023 for 2022 performance, and his or her actual overtime pay received in 2023. In annualizing each employee’s base salary, we used each employee’s base salary rate as of the determination date. We made no full-time equivalent adjustment for any employee, we had no temporary or seasonal workers as of the determination date, and we made no cost-of-living adjustments. The annual total compensation of our median employee (other than the CEO) for 2023 was $142,644, inclusive of 401(k) matching contributions, insurance benefits and an annual bonus payment. To determine the annual total compensation of our CEO for purposes of this disclosure, we chose the person who was serving as CEO as of the determination date and used the total compensation he received in 2023 as set forth in the Summary Compensation Table above. Accordingly, for purposes of this disclosure, we determined that the CEO’s annual total compensation for 2023 was $6,268,338. Based on the foregoing, we calculated the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees to be 43.94 to 1. Given the different methodologies that various public companies will use to determine an estimated pay ratio, our estimated pay ratio should not be used as a basis for comparison with ratios disclosed by other companies.

Pay Versus Performance

SEC regulations require us to disclose the following information about the relationship between executive compensation paid for our CEO (“PEO” in the following tables) and the average paid for our other NEOs and the Partnership’s financial performance.

	PEO Pay(1)		Other NEO Pay(1)		Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)(1)(4)	Net Income $000s(5)
Year	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)
2023	5,080,645	5,301,255	1,757,875	1,830,685	143.39	(63,094)
2022	3,832,166	2,893,624	1,902,164	1,711,602	133.55	(123,461)
2021	3,561,830	5,588,991	1,593,430	2,003,903	177.74	(19,949)

(1)Our Chief Executive Officer for each of the fiscal years indicated was Mr. Deneke. Our named executive officers other than our Chief Executive Officer (“Other NEOs”) were, (i) for 2023, Messrs. Mault and Johnston, (ii) for 2022, Messrs. Mault, Johnston and Marc Stratton, our former Chief Financial Officer, and (iii) for 2021, Messrs. Johnston and Stratton.

(2)Reflects, for Mr. Deneke, the total compensation reported in the Summary Compensation Table and for the Other NEOs, the average total compensation reported in the Summary Compensation Table in each of the fiscal years indicated.

(3)Represents the compensation actually paid to Mr. Deneke and the Other NEOs in each of the fiscal years indicated, as computed in accordance with Item 402(v) of Regulation S-K. For 2023, such amounts were determined as follows:

	As Reported in Summary Compensation Table(a)		Equity Award Adjustments(b)
Year	Total	Equity Awards	Fair Value as of the End of the Fiscal Year of Awards Granted During the Fiscal Year that Remain Outstanding as of the End of the Fiscal Year(c)	Change in Fair Value as of the last Day of the Fiscal Year of Awards Granted in Prior Years that Remain Outstanding as of the End of the Fiscal Year(d)	Change in Fair Value as of Vesting Date of Awards Granted in Prior Years that Vest During the Fiscal Year(e)	Total Compensation “Actually Paid”
2023	5,080,645	(2,628,414)	2,828,031	74,868	(53,875)	5,301,255
2023	1,757,875	(803,230)	864,209	19,206	(7,375)	1,830,685

(a)Reflects, for Mr. Deneke, the applicable amounts reported in the “Summary Compensation Table Total for PEO” column in the table above and the “Equity Awards” column in the Summary Compensation Table, and for the other NEOs, the amounts reported in the “Average Summary Compensation Table Total for Non-PEO NEOs” column in the table above and the average of the amounts reported in the “Equity Awards” column in the Summary Compensation Table, in each case, for 2023.

(b)The adjustments made to the fair value of the LTIP awards do not include the fair value of equity awards received in lieu of the cash retention component of the LTIP awards in connection with the cash-to-phantom program.

(c)Reflects either (i) the fair value, with respect to Mr. Deneke, or (ii) the average of the fair value, with respect to the Other NEOs, in each case as of December 31, 2023 of awards granted in 2023 that remained outstanding and unvested (in whole or in part) as of December 31, 2023.

(d)Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31, 2022 to December 31, 2023 of awards granted in a prior fiscal year that remained outstanding and unvested (in whole or in part) as of December 31, 2023.

(e)Reflects either (i) the change in fair value, with respect to Mr. Deneke, or (ii) the average of the change in fair value, with respect to the Other NEOs, in each case from December 31, 2022 to the day awards became vested in 2023, when such awards were granted in fiscal year prior to 2023.

(4)For each covered fiscal year, represents the cumulative total stockholder return on an initial fixed $100 investment in our common units from December 31, 2020 through December 31 of each covered fiscal year.

(5)Represents the amount of net income reflected in our consolidated financial statements for each covered fiscal year.

Relationship Between Compensation Actually Paid and Cumulative Total Shareholder Return (“TSR”) as a Value of Initial Fixed $100 Investment Based on Total Shareholder Return (“TSR Per $100”)

Compensation Actually Paid vs. Company TSR Per $100
Compensation Acutally Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
TSR Per $100
$200
$150
$100
$50
$0
2021
2022
2023
PEO
Other NEOs
TSR

Relationship Between Compensation Actually Paid and Net Income

Compensation Actually Paid vs Company Net Income
Compensation Acutally Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
$0
($50,000)
($100,000)
($150,000)
Net Income (in $000s)
2021
2022
2023
PEO
Other NEOs
Net Income

DIRECTOR COMPENSATION

In March 2023, under the director compensation plan, the independent directors, which included Messrs. Cleary, Jacobe, McNally, Oates and Peters and Ms. Woung-Chapman, each received the following compensation for their service on the Board for fiscal year 2023:

•an annual cash retainer of $85,000; and

•an annual award of common units, with a target grant date value of $110,000 and which, for 2023, equaled 6,350 units.

In addition, under the director compensation plan, independent directors receive the following for their respective service on the committees of the Board:

•the Lead Director receives an additional annual retainer of $20,000;

•the chair of the Audit Committee receives an additional annual retainer of $20,000;

•the chair of the Nominating, Governance and Sustainability Committee receives an additional annual retainer of $15,000;

•the chair of the Compensation Committee receives an additional annual retainer of $15,000; and

•each independent member of the Audit Committee (other than the chair) receives an additional annual retainer of $10,000 and each independent member of any other committee (other than the chair) receives an additional annual retainer of $7,000.

Mr. Deneke did not receive any additional compensation for his role as a director in 2023.

The Partnership reimburses all directors for travel and other related expenses in connection with attending Board and committee meetings and Board-related activities.

The following table shows the compensation paid, including amounts deferred, under the Partnership’s director compensation plan in 2023.

Name	Fees earned or paid in cash ($)	Other fees ($)	Unit awards ($)(1)(2)	Total ($)
James J. Cleary	119,000	—	101,600	210,569
J. Heath Deneke	—	—	—	—
Lee Jacobe	110,000	—	101,600	201,569
Robert J. McNally	95,000	—	101,600	186,569
Rommel M. Oates	92,000	—	101,600	183,569
Jerry L. Peters	112,000	—	101,600	203,569
Marguerite Woung-Chapman	107,000	—	101,600	198,569

(1)Each director was granted 6,350 units in 2023, and the amount shown represents the grant date fair value of the unit awards as determined in accordance with FASB ASC Topic 718 and GAAP. These unit awards were fully vested on the grant date and, as a result, none of our non-employee directors held outstanding unit awards under the SMLP LTIP at December 31, 2023.

(2)The Compensation Committee recommended and the Board approved $110,000 in units to be awarded under the SMLP LTIP. The number of units awarded to each independent director was 6,350 based on a per unit volume-weighted average price of $17.3246 for the three trading days ending on and including Tuesday, March 14, 2023. The LTIP award value of $101,600 provided in this column was calculated based on our per unit closing price of $16.00 on March 15, 2023, when the units were actually granted.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Partnership’s common units of:

•each person who is known to us to beneficially own 5% or more of such units to be outstanding (based solely on Schedules 13D and 13G filed with the SEC prior to March 27, 2024);

•the General Partner;

•each of the directors and NEOs of the General Partner; and

•all of the current directors and executive officers of the General Partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more unitholders as the case may be. The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security.

In computing the number of common units beneficially owned by a person and the percentage ownership of that person, common units that a person has the right to acquire upon the vesting of phantom units where the units are issuable within 60 days of March 18, 2024, if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. The percentage of units beneficially owned is based on a total of 10,422,175 common units outstanding as of March 18, 2024.

Except as indicated by footnote, the persons named in the following table have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable.

Name of Beneficial Owner	Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned
Invesco Ltd(1)	910,352	8.6%
Shenkman Capital Management, Inc(2)	893,866	8.4%
Zhengxu He(3)	810,000	7.8%
J. Heath Deneke(4)	288,006	2.7%
James D. Johnston(4)	51,601	*
William J. Mault(4)	40,282	*
James J. Cleary(4)	30,209	*
Lee Jacobe(4)	38,891	*
Robert J. McNally(4)	30,209	*
Rommel M. Oates(4)	19,375	*
Jerry L. Peters(4)(5)	40,239	*
Marguerite Woung-Chapman(4)	30,209	*
All current directors and executive officers as a group as of March 18, 2024 (consisting of 10 persons)	569,021	5.3%

*Less than 1%.

(1)Based solely on a Schedule 13G/A filed by Invesco Ltd. on February 12, 2024. Such filing indicates that Invesco Ltd., in its capacity as a parent holding company to its investment advisors, may be deemed to beneficially own 910,352 common units of the Partnership which are held of record by clients of Invesco Ltd. The address for Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

(2)Based solely on a Schedule 13G/A filed by Shenkman Capital Management, Inc. on February 13, 2024. The address for Shenkman Capital Management, Inc. is 151 West 42nd Street, 29th Floor, New York, NY 10036.

(3)Based solely on a Schedule 13G/A filed by Zhengxu He on March 26, 2024. The address for Zhengxu He is Inst of Math, Amss, Cas, Zhongguancun, Haidian District, Beijing 10000, PRC.

(4)The address for this person is 910 Louisiana Street, Suite 4200, Houston, TX 77002.

(5)Mr. Peters holds 33,658 common units in a joint spousal trust for which his spouse shares voting and investment power with respect to such common units.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2023 with respect to the Partnership’s common units that may be issued under the SMLP LTIP.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)(2)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	688,467	N/A	494,264
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	688,467		494,264

(1)Amount shown represents phantom unit awards outstanding under the SMLP LTIP on December 31, 2023. The awards are settled in common units or, at the discretion of the Compensation Committee under the SMLP LTIP, in cash upon the applicable vesting date and are not subject to an exercise price.

(2)Amount shown assumes the phantom unit awards vest at 100% of target performance. If the phantom award units vest at the maximum amount, an additional 110,478 phantom unit awards would vest.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have not had any related person transactions since January 1, 2023, other than as described under “—Agreements with Executive Officers.”

Agreements with Executive Officers

The employment agreements with our executive officers are described under “Compensation Discussion and Analysis—
Employment Arrangements.”

Review, Approval and Ratification of Related Person Transactions

The Board has a policy for the identification, review and approval of certain related person transactions. The policy provides for the review and (as appropriate) approval by a Conflicts Committee, as may be established from time to time by the Board, of transactions between SMLP and its subsidiaries, on the one hand, and related persons (as that term is defined in SEC rules), on the other hand. Pursuant to the policy, the General Counsel of the General Partner is charged with primary responsibility for determining whether, based on the facts and circumstances, a proposed transaction is a related person transaction.

For purposes of the policy, a “related person” is any director or executive officer of the General Partner, any nominee for director, any unitholder known to SMLP to be the beneficial owner of more than 5% of any class of SMLP’s common units, and any immediate family member, affiliate or controlled subsidiary of any such person. A “related person transaction” is generally a transaction in which SMLP is, or the General Partner or any of SMLP’s subsidiaries is, a participant, where the amount involved exceeds the lesser of (i) $120,000 or (ii) 1% of the average of our total assets at year-end for the last two completed fiscal years, and a related person has a direct or indirect material interest. Transactions resolved under the conflicts provision of the Partnership Agreement are not required to be reviewed or approved under the policy.

If, after weighing all of the facts and circumstances, the General Counsel of the General Partner determines that a proposed transaction is a related person transaction that requires review or approval and the transaction meets certain monetary thresholds or involves certain related persons, management must present the proposed transaction to a Conflicts Committee for advance approval. Transactions that do not meet the designated monetary threshold or involve certain related persons are reviewed on a quarterly basis and do not require approval by a Conflicts Committee.

The policy described above was adopted by the Board on March 7, 2013.

AUDIT COMMITTEE REPORT

Management of Summit Midstream GP, LLC is responsible for SMLP’s internal controls and the financial reporting process. Deloitte & Touche LLP, SMLP’s independent registered public accounting firm for the year ended December 31, 2023, is responsible for performing an independent audit of SMLP’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and generally accepted auditing standards, and an audit of SMLP’s internal control over financial reporting in accordance with the standards of the PCAOB, and issuing a report thereon. The Audit Committee monitors and oversees these processes and approves the selection and appointment of SMLP’s independent registered public accounting firm and recommends the ratification of such selection and appointment to the Board.

The Audit Committee has reviewed and discussed SMLP’s audited consolidated financial statements with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. The Audit Committee has received written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the Audit Committee recommended to the Board that the audited consolidated financial statements of SMLP be included in SMLP’s Annual Report on Form 10-K for the year ended December 31, 2023.

Members of the Audit Committee:

Jerry L. Peters (Chair)
Lee Jacobe
Robert J. McNally

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Item 2 on the Proxy Card)

On March 15, 2024, the Audit Committee recommended, and the Board approved, having Deloitte & Touche LLP serve as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2023 and has served as such since 2009.

✓	The Board recommends that you vote “FOR” the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.

The Board requests Unitholder approval of the following resolution:

RESOLVED, that the appointment of the firm of Deloitte & Touche LLP as the independent registered public accounting firm for SMLP for the purpose of conducting an audit of the consolidated financial statements and internal control over financial reporting of SMLP and its subsidiaries for the fiscal year ending December 31, 2024 is hereby approved and ratified.

As described above under “Questions and Answers about the 2024 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes (none of which are expected for this proposal) will have the same effect as a vote against this proposal.

The Audit Committee is responsible for recommending, for Unitholder ratification, our independent registered public accounting firm. If Unitholders fail to approve the ratification of the appointment of Deloitte & Touche LLP, the Audit Committee would undertake the task of reviewing the appointment. Nevertheless, given the difficulty and expense of changing independent auditors mid-way through the year, there is no assurance that a firm other than Deloitte & Touche LLP could be secured to deliver any or all of our independent auditing services required for 2024. The Audit Committee, however, would take the lack of Unitholder approval into account when recommending an independent registered public accounting firm for 2025.

Representatives of Deloitte & Touche LLP are expected to be present at the 2024 Annual Meeting to respond to appropriate questions raised at the 2024 Annual Meeting or submitted to them in writing prior to the 2024 Annual Meeting. The representatives also may make a statement if they desire to do so.

Deloitte & Touche LLP Fees

The fees billed by Deloitte & Touche LLP, as principal accountant, for the audit of the Partnership’s consolidated financial statements and other services rendered for the years ended December 31, 2023 and 2022 follow:

	Year Ended December 31,
Category of Service	2023	2022
Audit fees(1)	$1,558,301	$1,489,967
Audit-related fees(2)	—	100,000
Tax fees(3)	1,182,000	847,415
All other fees	—	—
Total	$2,740,301	$2,437,382

(1)Audit fees are fees billed by Deloitte & Touche LLP for professional services for the audit and quarterly reviews of the Partnership’s consolidated financial statements, review of other SEC filings, including registration statements, and issuance of comfort letters and consents.

(2)Audit-related fees for the year ended December 31, 2023 are associated with consultations with management as to accounting or disclosure treatment.

(3)Tax fees are billed by Deloitte Tax LLP for tax compliance services, including the preparation of state, federal and Schedule K-1 tax filings and other tax planning and advisory services.

Audit Committee Pre-Approval Policy

Pursuant to its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of SMLP’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting). The Audit Committee shall have sole authority to pre-approve all audit, audit-related and permitted non-audit engagements with the independent auditor, including the fees and other terms of such engagements. The independent auditor shall report directly to the Audit Committee. The Audit Committee may consult with management but may not delegate these responsibilities to management.

In 2023, all of the services rendered by Deloitte & Touche LLP were pre-approved specifically by the Audit Committee. None of the services provided by Deloitte & Touche LLP were approved by the Audit Committee under the pre-approval waiver provisions of paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

PROPOSAL NO. 3
ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Item 3 on the Proxy Card)

Pursuant to Section 14A of the Exchange Act and SEC rules, we are providing the Unitholders with the opportunity to cast an advisory vote to approve the compensation of our NEOs, as such compensation is disclosed in the Compensation Discussion and Analysis, compensation tables and other narrative compensation disclosures in this proxy statement.

✓	The Board recommends that you vote “FOR” the approval of the advisory resolution on executive compensation.

The Board requests Unitholder approval of the following advisory resolution:

RESOLVED, that the common unitholders of Summit Midstream Partners, LP approve, on an advisory basis, the compensation of the named executive officers of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, as disclosed in the proxy statement for Summit Midstream Partners, LP’s 2024 Annual Meeting of Limited Partners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables, notes and narrative discussion.

As described above under “Questions and Answers about the 2024 Annual Meeting,” approval of this proposal will require the affirmative vote of a majority of the Voting Units (voting as a single class) entitled to vote at the meeting. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

This advisory say-on-pay resolution is not binding on SMLP, the General Partner, the Compensation Committee or the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

We expect that the next say-on-pay advisory vote will occur at our annual meeting of limited partners to be held in 2025.

ADDITIONAL INFORMATION

Advance Notice Required for Limited Partner Proposals and Nominations

If you wish to submit a limited partner proposal (other than a director nomination) to be considered for inclusion in our proxy statement for the 2025 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, we must receive your written proposal on or before November 29, 2024. In addition, limited partner proposals must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act.

The Partnership Agreement enables limited partners, under specified conditions, to include their nominees for election as directors in our proxy statement. If you wish to nominate a person for election to the Board at the 2025 Annual Meeting and have such nominee included in our proxy statement, you must comply with the requirements contained in the Partnership Agreement, including the requirement to provide timely notice in writing. Your written notice must be received by the General Partner at our principal executive offices at the address shown on the cover page of this proxy statement no later than February 8, 2025 and no earlier than January 9, 2025. The Partnership Agreement also contains other requirements, such as requirements regarding ownership and the content of the written notice.

Unitholders who intend to solicit proxies for the 2025 Annual Meeting in support of director nominees other than the Partnership’s nominees must provide notice complying with the requirements of Rule 14a-19 under the Exchange Act, in addition to satisfying the requirements under the Partnership Agreement. Such notice must be postmarked or transmitted electronically to the Partnership at its principal executive offices no later than 60 calendar days prior to the anniversary date of the previous annual meeting (for the 2025 Annual Meeting, no later than March 10, 2025); provided, that, if the date of the 2025 Annual Meeting is changed by more than 30 calendar days from the anniversary date of the previous annual meeting, or if the forthcoming 2024 Annual Meeting does not take place, such notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting or the 10th calendar day following the day on which public announcement of the 2025 Annual Meeting is first made.

Limited partners are urged to review all applicable rules and the Partnership Agreement and consult legal counsel before submitting a proposal or nomination.

Other Business

If any matters not referred to in this proxy statement properly come before the 2024 Annual Meeting or any adjournments thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the common units represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the 2024 Annual Meeting.

Availability of Annual Report on Form 10-K

Consolidated financial statements and related information for SMLP, including audited financial statements for the year ended December 31, 2023, are contained in our Annual Report on Form 10-K for the year ended December 31, 2023. Additional copies of our Annual Report on Form 10-K for the year ended December 31, 2023, including the financial statements, are available without charge to Unitholders upon written request to SMLP at the address indicated on the cover page of this proxy statement or on the Partnership’s website under the “SEC Filings” subsection of the “Investors” section at www.summitmidstream.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

Householding

The SEC’s rules allow companies to send a single copy of annual reports, proxy statements, prospectuses and other disclosure documents (the “Proxy Materials”) to two or more common unitholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for common unitholders, and cost savings for companies, by reducing the number of duplicate documents that common unitholders receive. Only one copy of the Proxy Materials is being delivered to multiple common unitholders sharing the same address, unless we have received contrary instructions. If your common units are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary.

If your common units are held in a brokerage account and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, please notify your broker. If you hold common units registered in your name and you no longer wish to participate in householding, or if you are receiving multiple copies of the Proxy Materials and wish to receive only one, you can notify us by sending a written request to Equiniti Trust Company, LLC (“EQ”), our transfer agent, at EQ, 55 Challenger Road 2nd Floor, Ridgefield Park, New Jersey 07660, calling AST at 800-937-5449 or emailing helpast@equiniti.com. You may also send a written request for Proxy Materials to our Investor Relations department at the address indicated on the cover page of this proxy statement. We will deliver promptly upon written or oral request a separate copy of the Proxy Materials to any common unitholder who previously participated in householding and no longer wishes to do so.

Transfer Agent

AST serves as our transfer agent, registrar and distribution paying agent with respect to our common units. Correspondence relating to any common unit accounts, distributions or transfers of common unit certificates should be addressed to:

Equiniti
ATTN: EQ Shareholder Services Call Center
55 Challenger Road 2nd Floor
Ridgefield Park, New Jersey 07660
Call toll-free at: 800-937-5449
Or +1 718-921-8124 (local and international)
Email: helpast@equiniti.com

A-1

APPENDIX A

NON-GAAP FINANCIAL MEASURE

Adjusted EBITDA

We define adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to minimum volume commitment (“MVC”) shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

Management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating our financial performance. Furthermore, management believes that adjusted EBITDA may provide external users of our financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•the ability of our assets to generate cash sufficient to make future potential cash distributions and support our indebtedness;

•the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•our operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•the financial performance of our assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under our gathering agreements or (iii) the timing of impairments or other income or expense items that we characterize as unrepresentative of our ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. For example:

•certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and

•although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

We compensate for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into our decision-making process.

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 9, 2024

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:
Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at http://www.astproxyportal.com/ast/23805

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

20233000000000001000 6	050924

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND
"FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	James J. Cleary
Rommel M. Oates
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Advisory Resolution on Executive Compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

SUMMIT MIDSTREAM PARTNERS, LP

Proxy for Annual Meeting of Limited Partners on May 9, 2024

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William J. Mault, James D. Johnston and Matthew B. Sicinski, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the common units representing limited partner interests which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Limited Partners of Summit Midstream Partners, LP, to be held May 9, 2024 at 2:00 p.m. Central Time, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

1.1	14475

ANNUAL MEETING OF LIMITED PARTNERS OF

SUMMIT MIDSTREAM PARTNERS, LP

May 9, 2024

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

VIRTUALLY AT THE MEETING - The Annual Meeting will be held in a virtual-only format this year. To attend the virtual meeting, please visit https://web.lumiconnect.com/275506380 (password summit2024) and be sure to have your control number available.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: Our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2023 are available at http://www.astproxyportal.com/ast/23805

       Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

20233000000000001000 6	050924

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND
“FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of Directors:

☐		NOMINEES:
	FOR ALL NOMINEES	James J. Cleary
Rommel M. Oates
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Independent Registered Public Accounting Firm.	☐	☐	☐

3.	Approval of Advisory Resolution on Executive Compensation.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Unitholder	Date:	Signature of Unitholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When units are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.